Exhibit 10.1

SENIOR SUBORDINATED CREDIT AGREEMENT

Dated as of June 15, 2005

among

LIFEPOINT HOSPITALS, INC.,
as Borrower,

THE LENDERS REFERRED TO HEREIN,

CITICORP NORTH AMERICA, INC.,
as Administrative Agent,

and

CITIGROUP GLOBAL MARKETS INC.,
as Sole Lead Arranger, Sole Bookrunner and Sole Syndication Agent

Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005

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EXHIBIT A	Form of Administrative Questionnaire
EXHIBIT B	Form of Borrowing Request
EXHIBIT C	Form of Assignment and Acceptance
EXHIBIT D	Form of Compliance Certificate
EXHIBIT E	Form of Indemnity, Subrogation and Contribution Agreement
EXHIBIT F	Form of Note
EXHIBIT G	Form of Closing Certificate
EXHIBIT H	Form of Guarantee Agreement
EXHIBIT J	Form of Opinion of Dewey Ballantine LLP
EXHIBIT K	Form of Solvency Certificate

SCHEDULE 2.01	Lenders and Commitments
SCHEDULE 3.10	Subsidiaries
SCHEDULE 3.17	Insurance
SCHEDULE 3.21(a)	Indebtedness to Remain Outstanding

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          SENIOR SUBORDINATED CREDIT AGREEMENT (this “Agreement”) dated as of June 15, 2005, among LIFEPOINT HOSPITALS, INC., a Delaware corporation (“Borrower”); the financial institutions listed on Schedule 2.01, as such Schedule may from time to time be supplemented and amended (the “Lenders”); CITICORP NORTH AMERICA, INC. (“CNAI”), as administrative agent (in such capacity, the “Administrative Agent”) for the lenders; and CITIGROUP GLOBAL MARKETS INC. (“CGMI”), as sole lead arranger, sole bookrunner and sole syndication agent (in such capacity, the “Lead Arranger”).

          WHEREAS, Historic LifePoint Hospitals, Inc. (“Historic LifePoint”), a wholly owned subsidiary of Borrower, has called for redemption on June 15, 2005 all of its $221,000,000 aggregate principal amount of outstanding LifePoint Notes (as defined herein) (the “Redemption”);

          WHEREAS, Borrower has requested the Lenders to extend to Borrower credit in the form of term loans on the Effective Date (as defined herein) in an aggregate principal amount not in excess of $230,000,000, which amount Borrower will loan or advance to Historic LifePoint to fund the redemption payment on June 15, 2005 to be made by Historic LifePoint in connection with the Redemption; and

          WHEREAS, the Lenders are willing to make such credit facility available upon and subject to the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the promises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

          “ABR Borrowing” means a Borrowing comprised of ABR Loans.

          “ABR Loan” means any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

          “Accreditation Body” means all Persons having jurisdiction over the accreditation, certification, evaluation or operation of any of the Hospitals, including, without limitation, the Joint Commission on Accreditation of Healthcare Organizations and applicable state licensing bodies having jurisdiction over the licensing of acute care Hospitals as such.

          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

          “Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

          “Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A.

          “Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power

     (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

     (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

          “Agent Fees” has the meaning assigned to such term in Section 2.10(a).

          “Agent Parties” has the meaning assigned to such term in Section 9.17(c).

          “Agreement” means this Credit Agreement, as the same may be amended, supplemented or restated from time to time in accordance with the provisions hereof.

          “Alternate Base Rate” means for any day, a rate per annum equal to the highest of (a) the Administrative Agent’s Base Rate in effect on such day, (b) 0.5% per annum above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the next previous Friday by the Administrative Agent on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by the Administrative Agent from three New York certificate of deposit dealers of recognized standing selected by the Administrative Agent, in either case adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25% (the “Certificate of Deposit Rate”), and (c) the Federal Funds Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Base Rate, the Certificate of Deposit Rate or the Federal Funds Rate shall be effective as of the opening of business, New York time, on the effective day of such change in the Base Rate, the Certificate of Deposit Rate or the Federal Funds Rate, respectively.

          “Applicable Rate” means, for the period from the Effective Date until September 14, 2005, (A) 2.50% per annum, in the case of ABR Loans, and (B) 3.50% per annum, in the case of Eurodollar Loans; provided that each such rate shall increase by an additional .50% on each September 15, December 15, March 15 and June 15 thereafter.

          “Approved Like-Kind Exchange” means any exchange intended to comply with Section 1031 of the Code (or any successor provision) of one or more healthcare facilities and related Property owned by any Loan Party for one or more healthcare facilities and related Property owned by one or more Persons other than a Loan Party; provided that the aggregate book value of all assets disposed of by the Loan Parties pursuant to these exchanges subsequent to the Effective Date (determined as of the date of any such exchange, net of any liabilities of the Loan Parties assumed by the Person to which the relevant assets were transferred) shall not exceed 25% of Consolidated Total Assets; provided, further, that if any transaction involves both an exchange and payment of consideration or fails to comply with the provisions of Section 1031 of the Code, such transaction shall be deemed to be an Approved Like-Kind Exchange only to the extent that it involves such an exchange and has met all the requirements of Section 1031.

          “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04(b)), and accepted by the Administrative Agent substantially in the form of Exhibit C or such other form as shall be approved by the Administrative Agent.

          “Authorized Officer” means, with respect to Borrower, those of its officers whose signature and incumbency has been certified to the Administrative Agent and the Lenders by the Secretary of Borrower in a certificate dated the Effective Date or any successor thereto.

          “Base Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its base rate in effect at its principal office in New York City (the Base Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors). Any change in such rate announced by the Administrative Agent shall take effect at the opening of business, New York time, on the day specified in the public announcement of such change.

          “Board” means the Board of Governors of the Federal Reserve System of the United States.

          “Borrower” has the meaning assigned to such term in the preamble to this Agreement.

          “Borrowing” means a Loan to Borrower of the same Type made (including through a conversion or continuation) by the applicable Lenders on a single date and as to which a single Interest Period is in effect.

          “Borrowing Request” has the meaning assigned to such term in Section 2.02(a).

          “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

          “Capital Lease Obligations” means all monetary or financial obligations of Borrower and its Subsidiaries under any leasing or similar arrangement conveying the right to use real or personal property, or a combination thereof, which, in accordance with GAAP, would or should be classified and accounted for as capital leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date on which such lease may be terminated by the lessee without payment of a penalty. For avoidance of doubt, prepaid leases shall not be deemed “Capital Lease Obligations” except to the extent required under GAAP.

          “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

          “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

          “CGMI” has the meaning assigned to such term in the preamble to this Agreement.

          “Change in Control” means the occurrence of any of the following:

     (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of voting stock representing 35% or more of the voting power of the voting Equity Interests of Borrower;

     (ii) at any time Borrower shall fail to own, directly or indirectly, 100% of the Equity Interests of both Historic LifePoint and Province;

     (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election to such board of directors or whose nomination for election was approved by a vote of 66-2/3% of the directors of Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the board of directors of Borrower; or

     (iv) any “change of control”, “fundamental change” or any other substantially equivalent event shall occur in respect of any Subordinated Debt in excess of $25,000,000 that results in holders of such Subordinated Debt having the right to require the repurchase or redemption thereof prior to a stated maturity thereof.

          “Charges” has the meaning assigned to such term in Section 9.09.

          “Closing Certificate” means a certificate substantially in the form of Exhibit G.

          “CNAI” has the meaning assigned to such term in the preamble to this Agreement.

          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

          “Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender hereunder. The amount of each Lender’s Commitment shall be set forth on Schedule 2.01. The aggregate amount of the Lenders’ Commitments as of the Effective Date is $230,000,000.

          “Communications” has the meaning assigned to such term in Section 9.17(a).

          “Compliance Certificate” has the meaning assigned to such term in Section 5.01(a).

          “Consolidated Total Assets” means the total assets of Borrower and its consolidated Subsidiaries determined in accordance with GAAP.

          “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “controlling” and “controlled” have meanings correlative thereto.

          “Copy” or “copy” means, with respect to the submission of any data, either requested by the Administrative Agent or any Lender or required by this Agreement, (a) a hard copy thereof, (b) an electronic transmission thereof or (c) written or electronic notification referencing an SEC filing containing such data and posted on the SEC’s website.

          “Default” means any Event of Default and any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

          “Defaulting Lender” means, at any time, (a) any Lender with respect to which a Lender Default is in effect, (b) any Lender that is the subject (as a debtor) of any action or proceeding (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, (c) any Lender that shall make a general assignment for the benefit of its creditors or (d) any Lender that shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

          “Dollars” or “$” means lawful money of the United States of America.

          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in writing).

          “Employee Benefit Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by a Loan Party or ERISA Affiliate or with respect to which a Loan Party could incur liability.

          “Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any applicable Environmental Law.

          “Environmental Claim” means any written accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any other Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

          “Environmental Laws” means any and all applicable treaties, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters.

          “Environmental Liability” means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of Remedial Action, administrative oversight costs, fines, penalties or indemnities), of Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials or (d) the Release or threatened Release of any Hazardous Materials into the Environment.

          “Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

          “Equity Rights” means all securities convertible or exchangeable for Equity Interests and all warrants, options or other rights to purchase or subscribe for any Equity Interests, whether or not presently convertible, exchangeable or exercisable.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Sections 414(b) or (c) of the Code, and for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(t)(2) of the Code, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

          “ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any Loan Party or ERISA Affiliate of any liability under Title IV of ERISA with respect to any Pension Plan; (e) the receipt by any Loan Party or ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan, to appoint a trustee to administer any Pension Plan, or to take any other action with respect to a Pension Plan that could result in material liability to a Loan Party or a Subsidiary, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (f) the incurrence by any Loan Party or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (g) the receipt by a Loan Party or ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the making of any amendment to any Pension Plan which could result in the imposition of a lien or the posting of a bond or other security; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to a Loan Party or any of the Subsidiaries.

          “ESOP” means the LifePoint Employee Stock Ownership Trust or any successor plan thereto, as the same may be amended from time to time.

          “ESOP Loans” means loans or other extensions of credit to the ESOP by Borrower or any of its Subsidiaries or guarantees by such Persons of loans or other extensions of credit to the ESOP by a third party lender, in either case in connection with the purchase of the Equity Interests of Borrower.

          “Eurodollar Borrowing” means a Borrowing comprised of Eurodollar Loans.

          “Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

          “Event of Default” has the meaning assigned to such term in Section 7.01.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Excluded Taxes” means, taxes imposed on or measured by the recipient’s net income (or any franchise taxes and other similar taxes computed by reference to net income imposed in lieu thereof) and any branch profit taxes imposed on the Administrative Agent, any Lender or any Transferee as a result of a present or former connection between the Administrative Agent, such Lender or such Transferee and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, such Lender or such Transferee having executed, delivered or performed its obligations or received a payment under, or enforced this Agreement or any other Loan Document or having engaged in any transaction provided for in this Agreement.

          “Federal Funds Rate” means, for any day, the weighted average of the rates (rounded upwards, if necessary, to the nearest 1/100th of 1%) on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate for such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

          “Fee Letter” means the Fee Letter dated June 15, 2005 among Citicorp North America, Inc., CGMI and Borrower.

          “Fees” means the Agent Fees.

          “Finance Subsidiary” means a Subsidiary, the primary purpose of which is to finance the business operations of Borrower or any of its Subsidiaries and which has no material assets or operations other than those permitted by Rule 3a-5 under the Investment Company Act, as amended from time to time.

          “Financial Officer” of any corporation, partnership or other entity means the chief financial officer, the principal accounting officer, treasurer or controller of such corporation, partnership or other entity.

          “Financing Transaction” means, collectively, the execution and delivery by each Loan Party of each of the Loan Documents and the Borrowing of the Loans hereunder on the Effective Date.

          “Fiscal Quarter” means any quarter of a Fiscal Year.

          “Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2004 Fiscal Year”) refer to the Fiscal Year ending on December 31 occurring during such calendar year.

          “GAAP” means generally accepted accounting principles in the United States in effect from time to time applied on a consistent basis.

          “Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body, including any central bank.

          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to a “synthetic lease”), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of the obligation under any Guarantee shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (including principal, interest and fees) and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of the obligation under such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith; irrespective, in any such case, of any amount thereof that would, in accordance with GAAP, be required to be reflected on a balance sheet of such Person.

          “Guarantee Agreement” means the Guarantee Agreement, substantially in the form of Exhibit H, made by certain Subsidiaries of Borrower in favor of the Administrative Agent for the benefit of the Lenders.

          “Hazardous Materials” means all pollutants, contaminants, wastes, substances, chemicals, materials and constituents, including, without limitation, crude oil, petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment of any nature, which can give rise to Environmental Liability under, or are regulated pursuant to, any Environmental Law.

          “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rate, currency values or commodity prices.

          “Historic Lifepoint” has the meaning assigned to such term in the recitals to this Agreement.

          “Hospital” means any acute care hospital owned or operated by any Loan Party or any Subsidiary from time to time.

          “Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of Borrower, any qualification or exception to such opinion or certification:

     (a) which is of a “going concern” or similar nature;

     (b) which relates to the limited scope of examination of matters relevant to such financial statements (other than an exception that relates solely to the exclusion from managements’ assessment required by Section 404 of Sarbanes-Oxley of an acquired business to the extent and on the terms permitted by rule or published interpretations of the SEC); or

     (c) which is any other material qualification or exception (other than an exception that relates solely to the exclusion from managements’ assessment required by Section 404 of Sarbanes-Oxley of an acquired business to the extent and on the terms permitted by rule or published interpretations of the SEC).

          “Indebtedness” of any Person means the sum of all indebtedness of such Person on a consolidated basis (without duplication) with respect to (i) borrowed money or represented by bonds, debentures, notes and the like; (ii) the aggregate amount of Capital Lease Obligations; (iii) all indebtedness secured by any Lien on any Property; (iv) all indebtedness representing the deferred purchase price of Property or services, excluding trade payables (including, without limitation, equipment purchase payables not constituting Capital Lease Obligations, payables to construction contractors, operating lease obligations and physician guarantee payments) in the ordinary course of business; (v) letters of credit; and (vi) direct Guaranties and indemnities in respect of, and to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, or to assure an obligee against failure to make payment in respect of, liabilities, obligations or indebtedness of the kind described in clauses (i) through (v). For the avoidance of doubt, the term “Indebtedness” shall not include any indebtedness to the extent such indebtedness has been defeased in accordance with the terms of such indebtedness (or otherwise economically defeased) and is no longer required to be shown as a liability on such Person’s balance sheet in accordance with GAAP, in each case in a manner reasonably acceptable to the Administrative Agent.

          “Indebtedness to Remain Outstanding” has the meaning assigned to such term in Section 3.21(a).

          “Indemnitee” has the meaning assigned to such term in Section 9.05(b).

          “Indemnity, Subrogation and Contribution Agreement” means the Indemnity, Subrogation and Contribution Agreement substantially in the form of Exhibit E.

          “Insurance Subsidiary” means a Subsidiary of Borrower established for the purpose of insuring the healthcare businesses or facilities owned or operated by Borrower or any of its Subsidiaries, any joint venture or any physician or other personnel employed by or on the medical staff of any such business or facility.

          “Interest Payment Date” means, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, (a) each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, (b) the date of any refinancing of such Borrowing with a Borrowing of a different Type.

     “Interest Period” means

     (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months (or with the consent of all Lenders, 9 or 12 months) thereafter, as Borrower may elect, and

     (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Maturity Date, as the case may be, and (iii) the date such Borrowing is prepaid in accordance with Section 2.05 or converted in accordance with Section 2.03;

provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

          “Investment” has the meaning assigned to such term in Section 6.04.

          “JCAHO” means the Joint Commission on Accreditation of Healthcare Organizations, or any similar successor organization thereto.

          “Lead Arranger” has the meaning assigned to such term in the preamble to this Agreement.

          “Lender” means a Lender with an outstanding Loan, in its capacity as such.

          “Lender Affiliate” means (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          “Lender Default” means the failure or refusal (which has not been retracted in writing) in violation of this Agreement of a Lender to make available (a) its portion of any Loan required to be made by such Lender hereunder (including, without limitation, under Section 2.04(b)), (b) its portion of any unreimbursed payment required to be made by such Lender under Section 2.06(e), (c) its portion of any participating interest required to be purchased by such Lender pursuant to Section 2.04(d) or (d) any amount required to be paid and/or reimbursed by such Lender to the Administrative Agent or any other Lender hereunder or under any other Loan Document (whether pursuant to Section 2.13(b) or otherwise), in each case at or prior to such time that the same is required to be so made, reimbursed or purchased by such Lender.

          “Lenders” has the meaning assigned to such term in the preamble to this Agreement.

          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate supplied to the Administrative Agent at its request quoted by the Reference Banks in the London interbank market as of the day two Business Days prior to the commencement of such Interest Period as the rate for Dollar deposits with a maturity comparable to such Interest Period.

          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, encumbrance, charge, assignment, hypothecation or security interest in or on such asset or any filing authorized per the UCC of any financing statement under the UCC as in effect in the applicable state or jurisdiction or any other similar notice or lien under any similar notice or recording statute of any Governmental Authority, in each of the foregoing cases whether voluntary or imposed by law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, (d) in the case of any investment property or deposit account, any contact or other agreement, express or implied, under which any Person has the right to control such investment property or deposit account and (e) any other agreement intended to create any of the foregoing.

          “LifePoint Notes” means Historic LifePoint’s 4-1/2% Convertible Subordinated Notes due 2009.

          “Loan Documents” means this Agreement, the Indemnity, Subrogation and Contribution Agreement, the Guarantee Agreement, and, if requested by a Lender pursuant to Section 2.07(e), each Note and, solely for purposes of Sections 4.01(n), 5.13, 7.01(a) and 9.10, the Fee Letter.

          “Loan Parties” means Borrower and the Subsidiary Loan Parties.

          “Loan Party Information” has the meaning assigned to such term in Section 9.16.

          “Loans” means the Loans made pursuant to Section 2.01(a).

          “Managed Care Plans” means all health maintenance organizations, preferred provider organizations, individual practice associations, competitive medical plans and similar arrangements.

          “Material Adverse Effect” means a materially adverse effect on (a) the business, assets, results of operations or financial condition of the Loan Parties and their consolidated Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or (c) the rights of or benefits available to the Lenders, taken as a whole, under any Loan Document.

          “Material Indebtedness” means Indebtedness (other than the Loans) or obligations in respect of one or more Hedging Agreements, of any one or more of Borrower and its Subsidiaries,

individually or in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

          “Maturity Date” means the eighth anniversary of the Effective Date.

          “Maximum Rate” has the meaning assigned to such term in Section 9.09.

          “Medical Facility” means any Hospital, outpatient clinic and long term care facility together with related medical office building or other facility owned or leased by any of the Loan Parties in its business.

          “Merger Agreement” has the meaning assigned to such term in the Senior Credit Agreement.

          “Moody’s” means Moody’s Investors Service, Inc.

          “Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any Loan Party or ERISA Affiliate is then making or accruing an obligation to make contributions, (ii) to which any Loan Party or ERISA Affiliate has within the preceding six plan years made contributions, including any Person which ceased to be an ERISA Affiliate during such six year period, or (iii) with respect to which Loan Party or any Subsidiary could incur liability.

          “Non-Loan Party” means any Subsidiary of Borrower that is not a Loan Party.

          “Note” means a note substantially in the form of Exhibit F.

          “Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans made to Borrower and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans made to Borrower and all other obligations and liabilities of Borrower to the Administrative Agent, or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection herewith, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel), or otherwise.

          “Organic Document” means (i) relative to each Person that is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock, (ii) relative to each Person that is a partnership, its partnership agreement and any other similar arrangements applicable to any partnership or other equity interests in the Person and (iii) relative to any Person that is any other type of legal entity, such documents as shall be comparable to the foregoing.

          “Pari Passu Debt” means Indebtedness which is subordinated to the Senior Indebtedness and not subordinated to the Obligations.

          “Participant” has the meaning assigned to such term in Section 9.04(f).

          “Payment Blockage Notice” has the meaning assigned to such term in Section 10.02.

          “Payment Blockage Period” has the meaning assigned to such term in Section 10.02.

          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

          “Pension Plan” means a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which any Loan Party or any ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

          “Permitted Acquisition” means any acquisition, whether by purchase, merger, consolidation or otherwise, by Borrower or any Loan Party of not less than 80% of the assets of, or all the Equity Interests in, a Person or a division, line of business or other business unit of a Person (it being understood that the acquisition of an existing medical office building or of a Person whose sole asset is an existing medical office building shall constitute an acquisition and not a capital expenditure for purposes of this Agreement) so long as

     (a) such acquisition shall not have been preceded by a tender offer that has not been approved or otherwise recommended by the board of directors of such Person,

     (b) such assets are to be used in, or such Person so acquired is engaged in, as the case may be, a business of the type conducted by Borrower and its Subsidiaries on the Effective Date or in a business reasonably related thereto, and

     (c) immediately after giving effect thereto, (i) no Default has occurred and is continuing or would result therefrom, (ii) all transactions related thereto are consummated in all material respects in accordance with applicable laws, (iii) in the case of an acquisition of Equity Interests, the Person acquired shall immediately thereafter become a Subsidiary Loan Party or be merged into a Loan Party (except that any Subsidiary of Borrower need not become a Subsidiary Loan Party so long as after giving effect to such acquisition Subsidiaries that do not constitute Loan Parties, taken as a whole, do not comprise more than 25% of the Consolidated Total Assets and all actions required to be taken under Sections 5.12 and 5.16 shall have been taken, (iv) any Indebtedness or any preferred stock that is incurred, acquired or assumed in connection with such acquisition shall be in compliance with Section 6.01, (v) after giving effect to such acquisition and any Revolving Credit Borrowings under and as defined in the Senior Credit Agreement made in connection therewith, the Total Revolving Credit Commitment under and as defined in the Senior Credit Agreement less the Revolving Credit Exposure under and as defined in the Senior Credit Agreement of all Revolving Lenders under and as defined in the Senior Credit Agreement plus unrestricted cash on hand and cash equivalents of the Loan Parties shall not be less than $50,000,000 and (vi) for any acquisition in excess of $50,000,000, Borrower has delivered to the Administrative Agent an officers’ certificate to the effect set forth in clauses (a), (b) and (c)(i) through (c)(v) above, together with all relevant financial information for the Person or assets to be acquired.

          “Permitted Convertible Debt” means any unsecured senior subordinated or subordinated Indebtedness of Borrower that provides for conversion into, or exchange or exercise for, Equity Interests or Equity Rights under certain circumstances and the terms of which provide that

     (1) no Non-Loan Party (other than any Finance Subsidiary) shall be an obligor thereunder and any guarantee by a Loan Party shall be subordinated to the extent set forth in clause (6) below;

     (2) any payment of cash upon or in lieu of any conversion, exchange or exercise or redemption is subject to the limitations set forth in the Senior Credit Agreement and the other Loan Documents;

     (3) no payment of cash upon or in lieu of any conversion or exchange or exercise (other than in lieu of the issuance of a fractional share on a customary basis) may be made so long as any Default or Event of Default shall have occurred and be continuing or shall result therefrom;

     (4) the first date on which the holders thereof may require a repurchase or redemption thereof in cash by Borrower shall be no earlier than the date that is six months after the Term B Loan Maturity Date (as defined in the Senior Credit Agreement); provided that such Indebtedness may include a provision permitting a holder thereof to effect a repurchase or redemption upon a “fundamental change” (as such term is customarily used in a convertible debt security issued in a public or Rule 144A offering) so long as such repurchase or redemption is not effected until the consummation of the fundamental change and is subject to the limitations set forth in this Agreement and the other Loan Documents;

     (5) the “events of default” and covenants thereunder shall be reasonably satisfactory to the Administrative Agent as being customary for similar issues of convertible debt securities;

     (6) the subordination provisions thereof shall be reasonably satisfactory to the Administrative Agent as being customary for similar issues of convertible debt securities; and

     (7) such Indebtedness shall be unsecured.

          “Permitted Investments” means:

     (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or any member state of the European Union (as it exists on the Effective Date) or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America or such member state of the European Union, in each case maturing within one year from the date of acquisition thereof;

     (b) marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

     (c) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s (other than commercial paper issued by Borrower or any Affiliate or Subsidiary of Borrower);

     (d) time deposits, demand deposits, certificates of deposit, Eurodollar time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the laws of any member state of the European Union (as it exists on the Effective Date), the United States of America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000;

     (e) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above;

     (f) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above;

     (g) investments in any Insurance Subsidiary in an amount which does not exceed $6,000,000 and investments in a self-insurance trust in an amount which does not exceed 125% of the aggregate amount of the risk retained by the Insurance Subsidiary, Borrower or any of its Subsidiaries on an annual basis; and

     (h) in the case of investments made by any Insurance Subsidiary or by a self-insurance trust, investments in (i) securities of the type specified in clauses (a) through (f) above without regard to any maturity or time period requirements set forth therein and (ii) other securities meeting the regulatory requirements applicable to such Insurance Subsidiary or self-insurance trust.

          “Permitted Junior Debt” shall mean any Indebtedness of Borrower that are (i) equity securities without special covenants or (ii) subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding, to substantially the same extent as, or to a greater extent than, the Loans are subordinated as provided in this Agreement, in any event and as to which (a) the rate of interest on such Indebtedness shall not exceed the effective rate of interest on the Loans on the date of this Agreement, (b) such Indebtedness shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such securities than those in effect with respect to the Loans on the date of this Agreement, (c) such Indebtedness shall not provide for amortization (including sinking fund and mandatory prepayment provisions) commencing prior to the date six months following the final scheduled maturity date of the Senior Indebtedness and (d) no Non-Loan Party shall be an obligor thereunder and any guarantee by a Loan Party shall be subordinated to the Obligations to the same extent as Borrower’s obligation as described above.

          “Permitted Lien” has the meaning assigned to such term in Section 6.02.

          “Permitted Refinancing” means, with respect to any Indebtedness, any refinancing thereof; provided, however, that

     (i) no Default shall have occurred and be continuing or would arise therefrom,

     (ii) any such refinancing Indebtedness shall (a) not be on financial and other terms that are more onerous in the aggregate than the Indebtedness being refinanced and shall not have defaults, rights or remedies more burdensome in the aggregate to the applicable obligors and guarantors than the Indebtedness being refinanced (other than (x) refinancings of Loans or the Province 2008 Notes (A) with the proceeds of Permitted Convertible Debt or (B) consummated on then current market terms for which the primary obligor is Borrower in accordance with the proviso to clause (iii) below, which may be on then current market financial terms and other then current market terms, including defaults, rights and remedies, that are usual and customary for subordinated debt financings of similar type by similar entities and (y) refinancings of any other

Indebtedness the original maturity of which is prior to the Maturity Date, which may be on then current market financial terms), (b) not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the final maturity of the Indebtedness being refinanced or a Weighted Average Life to Maturity that is shorter than that of the Indebtedness being refinanced, (c) if the Indebtedness being refinanced is Subordinated Debt, be subordinated in right of payment to the Obligations on terms at least as favorable as those contained in the documentation governing the Indebtedness being refinanced (it being understood that if a primary obligor under such refinancing Indebtedness was a guarantor under the Indebtedness being refinanced, such refinancing Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable as those contained in the documentation governing the obligations of the primary obligor under the Indebtedness being refinanced), (d) if the Indebtedness being refinanced is Pari Passu Debt, be subordinated in right of payment to the Senior Indebtedness on terms at least as favorable as those contained in the documentation governing the Indebtedness being refinanced (it being understood that if a primary obligor under such refinancing Indebtedness was a guarantor under the Indebtedness being refinanced, such refinancing Indebtedness shall be subordinated in right of payment to the Senior Indebtedness on terms at least as favorable as those contained in the documentation governing the obligations of the primary obligor under the Indebtedness being refinanced), (e) be secured by a Lien on no collateral other than that securing the Indebtedness being refinanced (and be unsecured if the Indebtedness being refinanced is unsecured) and (f) be in aggregate principal amount that does not exceed the sum of the principal amount so refinanced, plus all accrued and unpaid interest thereon, plus the stated amount of any premium and other payments required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness being refinanced, plus in any case the amount of reasonable expenses of Borrower or any of its Subsidiaries incurred in connection with such refinancing (it being understood that the incurrence of Indebtedness in an aggregate principal amount in excess of such limitations on principal may still constitute a “Permitted Refinancing” up to such limited aggregate principal amount with any excess principal amount thereof being Indebtedness which must otherwise be permitted pursuant to Section 6.01), and

     (iii) the sole obligors and/or guarantors on such refinancing Indebtedness shall be the obligors and/or guarantors on such Indebtedness being refinanced; provided that, in the case of a Permitted Refinancing of the Province 2008 Notes, the primary obligor may be Borrower, and such primary obligation of Borrower may be guaranteed by any Subsidiary Loan Party, in each case so long as such obligations and/or guarantees are subordinated to the extent required in clause (ii) above.

          Notwithstanding the preceding clause (ii) (a), (b), (c), (d) or (e) Permitted Convertible Debt otherwise qualifying as a “Permitted Refinancing” shall constitute a “Permitted Refinancing” and Indebtedness otherwise qualifying as “Permitted Refinancing” meeting the requirements of Section 6.07(x) shall constitute a “Permitted Refinancing.”

          “Permitted Subordinated Indebtedness” means subordinated notes issued by Borrower, the terms of which notes (a) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the final maturity date prior to the date that is six months after the Term B Loan Maturity Date, (b) provide for subordination to the Senior Indebtedness, (c) do not provide for any Lien on any Property of Borrower for the benefit of the lender, (d) contain covenants, events of default and subsidiary guaranties (which shall be subordinated on usual and customary terms) and shall contain other terms (other than interest rate and redemption premiums) that are usual and customary for similar offerings by issuers with credit ratings comparable to that of Borrower, and (e) are otherwise customary for similar offerings by issuers with credit ratings comparable to that of Borrower. Notwithstanding the preceding sentence, Permitted Convertible Debt shall qualify as a “Permitted Subordinated Indebtedness.”

          “Person” means any natural person, corporation, trust, joint venture, association, company, partnership, limited liability company or government, or any agency or political subdivision thereof.

          “Platform” has the meaning assigned to such term in Section 9.17(b).

          “Preferred Stock” means, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person whether or not outstanding or issued on the Effective Date.

          “Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including any ownership interests of any Person.

          “Province” means Province Healthcare Company, a Subsidiary of Borrower.

          “Province 2008 Notes” means Province’s 4 1/4% Convertible Subordinated Notes due 2008.

          “Province 2013 Notes” means Province’s 7 1/2% Senior Subordinated Notes due 2013.

          “Province Notes” means collectively the Province 2008 Notes and Province 2013 Notes.

          “Real Property” means all right, title and interest of any Loan Party or any of its Subsidiaries in and to a parcel of real property owned, leased or operated (including, without limitation, any leasehold estate) by any Loan Party or any of its Subsidiaries together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

          “Redemption” has the meaning assigned to such term in the recitals to this Agreement.

          “Reference Banks” means:

     (a) prior to completion of the initial syndication of the Loans and Commitments, in respect of the LIBO Rate, the principal London office of Citibank, N.A.; and

     (b) otherwise in respect of the LIBO Rate, the principal London office of Citibank, N.A. and such two other banks as may be appointed by the Administrative Agent in consultation with Borrower.

          “Register” has the meaning given such term in Section 9.04(d).

          “Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          “Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.

          “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

          “Remedial Action” means (a) “remedial action” as such term is defined in CERCLA, 42 USC Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or otherwise take corrective action to address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

          “Representative” shall mean the administrative agent for the Senior Indebtedness.

          “Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

          “Requisite Lenders” means, at any time, Lenders having more than fifty percent (50%) of the aggregate outstanding amount of all Loans; provided that the Loans of any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders.

          “Restricted Payment” means any direct or indirect dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests or Equity Rights in Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests or Equity Rights in Borrower or any Subsidiary.

          “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies.

          “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

          “SEC” means the Securities and Exchange Commission.

          “Senior Credit Agreement” means the Credit Agreement dated April 15, 2005 by and among Borrower, the lenders from time to time party thereto, CNAI, as administrative agent, Bank of America, N.A., CIBC World Markets Corp., SunTrust Bank and UBS Securities LLC, as co-syndication agents, Citigroup and CGMI, as sole lead arranger and sole bookrunner, as amended, amended and restated, supplemented, waived or otherwise modified from time to time and including any incremental term loans and incremental revolving loans thereunder.

          “Senior Indebtedness” means, at any date, all Obligations (as defined in the Senior Credit Agreement) and Permitted Refinancings thereof so long as such Permitted Refinancings are senior secured unsubordinated Indebtedness.

          “Senior Lenders” means the Secured Parties (as defined in the Senior Credit Agreement).

          “Statutory Reserve Rate” means a fraction (expressed as a decimal) the numerator of which is the number one and the denominator of which is the number one minus the aggregate (expressed as a decimal) of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans. Such reserve percentages shall include those imposed pursuant to Regulation D under the Securities Act. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          “Subordinated Debt” means Permitted Subordinated Indebtedness and any Permitted Refinancing of any thereof.

          “Subordinated Debt Documents” means each document governing or pursuant to which is issued any Subordinated Debt, as the same may be in effect from time to time in accordance with the terms hereof and thereof.

          “Subordination Provisions” has the meaning assigned to such term in Section 7.01(l).

          “Subsidiary” means, with respect to any Person, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; (ii) any partnership of which more than 50% of the outstanding partnership interests having the power to act as a general partner of such partnership (irrespective of whether at the time any partnership interests other than general partnership interests of such partnership shall or might have voting power upon the occurrence of any contingency) are at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; or (iii) any other legal entity the accounts of which would or should be consolidated with those of such Person on a consolidated balance sheet of such Person prepared in accordance with GAAP. Unless otherwise indicated, when used in this Agreement, the term “Subsidiary” shall refer to a Subsidiary of Borrower; provided that that no employee benefit plan, including the ESOP, shall be considered a Subsidiary of Borrower.

          “Subsidiary Loan Party” means each of Borrower’s Subsidiaries that guarantees the Obligations pursuant to the Guarantee Agreement.

          “Taxes” has the meaning assigned to such term in Section 2.16.

          “Terminated Lender” has the meaning assigned to such term in Section 2.20.

          “Third-Party Payor Programs” means all third-party payor programs in which Borrower and its Subsidiaries currently or in the future may participate, including, without limitation, Medicare, Medicaid, Blue Cross and/or Blue Shield, Managed Care Plans, other private insurance programs and employee assistance programs.

          “Transactions” means the Financing Transaction and the Redemption.

          “Transferee” has the meaning assigned to such term in Section 2.16.

          “Type,” when used in respect of any Loan or Borrowing, refers to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” means the Adjusted LIBO Rate and the Alternate Base Rate.

          “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the original aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may and Borrowings be classified and referred to by Type (e.g., a “Eurodollar Loan”).

          SECTION 1.03. Terms Generally. (a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document means such document as amended, restated, supplemented or otherwise modified from time to time.

          (b) Except as otherwise expressly provided herein (including as provided below), all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change would result in a change in the method of calculation of standards or terms in this Agreement, then Borrower, the Administrative Agent and the Lenders agree to enter into negotiations in good faith in order to promptly amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower, the Administrative Agent and the Requisite Lenders, (i) all standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred and (ii) Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. “Accounting Changes” refers to changes after the date hereof in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

          (c) If any payment under this Agreement or any other Loan Document shall be due on any day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and in the case of any payment accruing interest, interest thereon shall be paid for the period of such extension.

ARTICLE II

THE CREDITS

          SECTION 2.01. Credit Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make a Loan in Dollars to Borrower on the Effective Date in an amount equal to the portion of such Lender’s Commitment as requested by Borrower to be made on such date and in accordance with the limitations described in this subsection (a). Loans made on the Effective Date shall not exceed for any Lender the Commitment of such Lender, and shall not exceed in the aggregate $230,000,000. Amounts prepaid or repaid in respect of Loans may not be reborrowed. Any remaining unutilized portion of the commitment shall cease to be available after the Effective Date.

          (b) The Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by Borrower and notified to the Administrative Agent in accordance with Sections 2.02 and 2.03.

          (c) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

          SECTION 2.02. Procedure for Borrowing. (a) Borrower may borrow under the Commitments (in each case subject to the limitations in Section 2.01 (a)) on the Effective Date by Borrower giving the Administrative Agent notice substantially in the form of Exhibit B (each, a “Borrowing Request”), which notice must be received by the Administrative Agent prior to (a) 11:00 a.m., New York City time, on the third, Business Day prior to the requested Borrowing, in the case of a Eurodollar Borrowing, or (b) 12:00 noon, New York City time, on the Effective Date, in the case of an ABR Borrowing on the Effective Date, or 12:00 noon, New York City time, on the Business Day prior to the requested Borrowing on any other date. Each Borrowing Request shall specify (i) the amount to be borrowed, (ii) the requested Borrowing date (which must be a Business Day and which must be the Effective Date), (iii) whether the Borrowing is to be of Eurodollar Loans or ABR Loans, (iv) if the Borrowing is to be of Eurodollar Loans, the length of the initial Interest Period therefor, and (v) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of this Agreement. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

          (b) Upon timely receipt of a Borrowing Request, the Administrative Agent shall promptly notify each Lender of the aggregate amount of such Borrowing and of the amount of such Lender’s pro rata portion thereof, which shall be based on their respective Commitments. Each Lender shall make the amount of its pro rata portion of such Borrowing available to the Administrative Agent for the account of Borrower at the New York office of the Administrative Agent specified in Section 9.01 prior to 10:00 a.m., New York City time, on the Effective Date, in Dollars immediately available to the Administrative Agent. Amounts so received by the Administrative Agent shall promptly be made available to Borrower by the Administrative Agent crediting the account of Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

          SECTION 2.03. Conversion and Continuation Options for Loans. (a) Borrower may elect from time to time to convert (i) Eurodollar Loans to ABR Loans by Borrower giving the Adminis-

trative Agent prior written notice of such election not later than 11:00 a.m., New York City time, on the Business Day prior to a requested conversion or (ii) ABR Loans to Eurodollar Loans by Borrower giving the Administrative Agent prior written notice of such election not later than 11:00 a.m., New York City time, three Business Days prior to a requested conversion; provided that if any such conversion of Eurodollar Loans is made other than on the last day of an Interest Period with respect thereto, Borrower shall pay any amounts due to the Lenders pursuant to Section 2.17 as a result of such conversion. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender. All or any part of the outstanding Eurodollar Loans or ABR Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Eurodollar Loan when any Default has occurred and is continuing, and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to Maturity Date.

          (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by Borrower giving prior notice to the Administrative Agent, not later than 11:00 a.m., New York City time, three Business Days prior to a requested continuation setting forth the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such (i) when any Default has occurred and is continuing or (ii) after the date that is one month prior to the Maturity Date; and provided, further, that if Borrower shall fail to give any required notice as described above in this Section 2.03 or if such continuation is not permitted pursuant to the preceding proviso, then such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period (in which case the Administrative Agent shall notify Borrower of such conversion).

          (c) In connection with any Eurodollar Loans, there shall be no more than one Interest Period outstanding at any time.

          SECTION 2.04. [Reserved.]

          SECTION 2.05. Optional Prepayments of Loans; Repayments of Loans. (a) Borrower may at any time and from time to time prepay the Loans (subject to compliance with the terms of Section 2.17), in whole or in part, upon Borrower giving irrevocable written notice to the Administrative Agent not later than 12:00 noon, New York City time, two Business Days prior to the date of such prepayment, specifying (i) the date and amount of prepayment and (ii) whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof (including in the case of Eurodollar Loans, the Borrowing to which such prepayment is to be applied and, if of a combination thereof, the amount allocable to each). Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the remaining outstanding principal amount thereof). Except as otherwise may be directed by Borrower, any prepayment of Loans pursuant to this Section 2.05 shall be applied, first, to any ABR Loans then outstanding and the balance of such prepayment, if any, to the Eurodollar Loans then outstanding.

SECTION 2.06. [Reserved.]

          SECTION 2.07. Repayment of Loans; Evidence of Debt. (a) Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the relevant Lenders on the Maturity Date (or such earlier date as, and to the extent that, such Loan becomes due and payable pursuant to Article VII), the unpaid principal amount of each Loan held by each such Lender. Borrower hereby further agrees to pay interest in immediately available funds at the applicable office of the Administrative Agent (as specified in Section 2.13(a)) on the unpaid principal amount of the Loans made to them from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.08. All payments required hereunder shall be made in Dollars.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

          (c) The Administrative Agent shall maintain the Register pursuant to Section 9.04(d), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan, the Type of each such Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder in respect of each such Loan and (iii) the amount of any sum received by the Administrative Agent hereunder from Borrower in respect of each such Loan and each Lender’s share thereof.

          (d) The entries made in the Register and accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.07 and the Notes maintained pursuant to paragraph (e) of this Section 2.07 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of Borrower to repay (with applicable interest) the Loans made to Borrower by such Lender in accordance with the terms of this Agreement.

          (e) The Loans made by each Lender to Borrower shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced by a single Note duly executed on behalf of Borrower, in substantially the form attached hereto as Exhibit F, with the blanks appropriately filled, payable to the order of such Lender.

          SECTION 2.08. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted LIBO Rate determined for such Interest Period plus the Applicable Rate.

          (b) Each ABR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, or over a year of 360 days when the Alternate Base Rate is determined by reference to clause (c) of the definition of “Alternate Base Rate”) at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

          (c) Notwithstanding the foregoing clauses (a) and (b), but subject to clause (d) below, the interest rate on the Loans shall not exceed 9.00% per annum, in the case of ABR Loans and 10.00% per annum, in the case of Eurodollar Loans.

          (d) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity thereof or by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this

Section 2.08 plus 2.00% per annum from the date of such nonpayment to (but excluding) the date on which such amount is paid in full (after as well as before judgment).

          (e) Interest shall be payable in arrears on each Interest Payment Date and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (d) of this Section 2.08 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest in respect of each Loan shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

          SECTION 2.09. Computation of Interest. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error.

          SECTION 2.10. Fees.

          (a) Borrower agrees to pay to the Administrative Agent the administrative fee set forth in the Fee Letter (the “Agent Fees”).

          (b) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution. Once paid, none of the Fees shall be refundable.

          (c) Notwithstanding the foregoing, any of the foregoing fees accrued with respect to any Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by Borrower so long as such Lender shall be a Defaulting Lender, except to the extent that such fee shall otherwise have been due and payable by Borrower prior to such time. Further, none of the foregoing fees shall accrue for the benefit of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

          SECTION 2.11. Termination, Reduction or Adjustment of Commitments. Unless previously terminated, the Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date.

          SECTION 2.12. Inability to Determine Interest Rate; Unavailability of Deposits; Inadequacy of Interest Rate. If prior to 11:00 a.m., London time, two Business Days before the first day of any Interest Period, including an initial Interest Period, for a requested Eurodollar Borrowing:

     (i) the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market generally, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Eurodollar Borrowing for such Interest Period, or

     (ii) the Administrative Agent shall have received notice from a majority in interest of the Lenders that the Adjusted LIBO Rate determined or to be determined for such Interest Period for such Eurodollar Borrowing will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to Borrower and the Lenders by 12:00 noon, New York City time, on the same day. The Administrative Agent shall give telecopy or telephonic notice to Borrower and the Lenders as soon as practicable after the circumstances giving rise to such notice no longer exist, and until such notice has been given, any affected Eurodollar Loans shall not be (x) converted or continued pursuant to Section 2.03 or (y) made pursuant to a Borrowing Request, and shall be continued or made as an ABR Loans, as the case may be.

          SECTION 2.13. Pro Rata Treatment and Payments. Each payment (including each prepayment) by Borrower on account of principal of and interest on Loans which are ABR Loans shall be made pro rata according to the respective outstanding principal amounts of such ABR Loans then held by the Lenders. Each payment (including each prepayment) by Borrower on account of principal of and interest on Loans which are Eurodollar Loans designated by Borrower to be applied to a particular Eurodollar Borrowing shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders. Except as otherwise expressly provided herein, all payments (including prepayments) to be made by Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 noon, New York time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s New York office specified in Section 9.01 in the currency in which the applicable obligation is denominated and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders entitled thereto in the same currency as received and promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

          SECTION 2.14. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law, or in the interpretation or application thereof, after the date hereof, shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be suspended until such time as the making or maintaining of Eurodollar Loans shall no longer be unlawful, and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.

          SECTION 2.15. Requirements of Law. (a) If at any time after the date hereof the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Adjusted LIBO Rate or any change relating to taxes indemnified pursuant to Section 2.16 or Excluded Taxes) or the compliance by any Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender for maintaining any Eurodollar Loans, then Borrower shall from time to time, pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate setting forth in reasonable detail the applicable change in law and the calculation of the amount of such increased cost, submitted to

Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. Such Lender, as applicable, shall promptly notify the Administrative Agent and Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender, for such increased cost or reduced amount. Such additional amounts shall be payable directly to such Lender, as applicable, within ten (10) Business Days of the receipt by Borrower of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on Borrower.

          (b) If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority after the date hereof affects or would affect the amount of capital required or expected to be maintained by any Lender (or a holding company controlling such Lender) and such Lender determines (in its sole and absolute discretion) that the rate of return on its capital (or the capital of its holding company, as the case may be) as a consequence of the Loans made by it is reduced to a level below that which such Lender (or its holding company) could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to Borrower, Borrower shall, within ten (10) Business Days after receipt of the statement referred to below, pay directly to such Lender additional amounts sufficient to compensate such Lender (or its holding company) for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrower. In determining such amount, such Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

          (c) In the event that any Lender determines that any event or circumstance that will lead to a claim under this Section 2.15 has occurred or will occur, such Lender will use its commercially reasonable efforts to so notify Borrower; provided that any failure to provide such notice shall in no way impair the rights of such Lender to demand and receive compensation under this Section 2.15, but without prejudice to any claims of Borrower for compensation for actual damages sustained as a result of any failure to observe this undertaking.

          (d) Notwithstanding anything to the contrary in this Section 2.15, Borrower shall not be required to compensate any entity pursuant to this Section 2.15 for any amounts incurred more than six months prior to the date that such entity notifies Borrower of such entity’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

          SECTION 2.16. Taxes. (a) All payments by any Loan Party of principal of, and interest on, the Loans and all other amounts payable under any Loan Document shall, unless required by applicable law, rule or regulation, be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, assessments, fees, duties, withholding or other charges of any nature whatsoever imposed by any taxing authority on the Administrative Agent, any Lender (or any assignee of such Lender, as the case may be, or a Participant or a change in designation of the lending office of a Lender (a “Transferee”)), other than Excluded Taxes (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Loan Parties hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then, except as otherwise provided in this Section 2.16 or in Section 9.04(f)(iii), Borrower shall:

     (i) pay directly to the relevant authority the full amount required to be so withheld or deducted;

     (ii) as promptly as practicable forward to the Administrative Agent the original or a certified copy of an official receipt, or other documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such authority; and

     (iii) pay to the Administrative Agent for the account of the Lenders, as the case may be, such additional amount or amounts as are necessary to ensure that after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section) the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

          (b) Borrower shall timely pay any all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”) to the relevant Governmental Authority in accordance with applicable Requirements of Law.

          (c) Except as otherwise provided in this Section 2.16 or in Section 9.04(f)(iii), if any Taxes are directly asserted against the Administrative Agent or any Lender or Transferee with respect to any payment received by the Administrative Agent or such Lender or Transferee hereunder, the Administrative Agent or such Lender or Transferee may pay such Taxes whether or not correctly or legally asserted, and such party shall promptly notify Borrower; provided that any failure to provide such notice shall in no way impair the rights of any Lender or Transferee to demand and receive compensation under this Section 2.16, but without prejudice to any claims of Borrower for failure to observe this undertaking and Borrower shall pay such additional amounts (including any penalties (to the extent not imposed as a result of the Administrative Agent’s, Lender’s or Transferee’s, as the case may be, gross negligence or willful misconduct), interest or expenses) as shall be necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted. In addition, Borrower shall reimburse each Lender or Transferee for all Excluded Taxes imposed in respect of amounts payable to such Person pursuant to this Section 2.16, subject to Section 9.04(f)(iii), taking into account the amount of Taxes that are (x) allowed as a deduction or credit in determining Excluded Taxes and (y) payable to such Person pursuant to this Section 2.16.

          If Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority pursuant to this Section 2.16, or fails to remit to the Administrative Agent, for the account of the respective Lenders or Transferees, any payment required by Section 2.16(c) or any required receipts or other required documentary evidence, Borrower shall indemnify the Lenders and Transferees for any incremental Taxes, interest, penalties (to the extent not imposed as a result of a Lender’s or Transferee’s gross negligence or willful misconduct) or other costs (including reasonable attorneys’ fees and expenses) that may become payable by any Lender or Transferee as a result of any such failure. For purposes of this Section 2.16, a distribution hereunder of funds received from Borrower by the Administrative Agent to or for the account of any Lender or Transferee shall be deemed a payment by Borrower.

          Payments required by this Section 2.16(c) shall be made within 20 days after the date the Administrative Agent, Lender or Transferee, as the case may be, makes written demand to Borrower, which written demand shall set forth, in reasonable detail, the manner in which such payment shall have been determined and which, absent manifest error, shall be final, binding and conclusive for all purposes.

          (d) Each Lender, the Administrative Agent and Transferee that is not a United States person as defined in Section 7701(a)(30) of the Code shall, on or prior to the Effective Date (in the case of each Lender that is a party hereto on the Effective Date) or on or prior to the date of any assignment, participation or change in the designated lending office hereunder (in the case of a Transferee) and thereafter as reasonably requested from time to time by Borrower or the Administrative Agent, deliver, if legally able to do so, to each of Borrower and the Administrative Agent two (or more, as Borrower or the Administrative Agent may reasonably request) United States Internal Revenue Service Forms W-8BEN or W-8ECI or such other forms or documents (or successor forms or documents), properly completed and duly executed, as may be required to establish the extent, if any, to which a payment to such Lender, the Administrative Agent or Transferee is exempt from or entitled to a reduced rate of withholding or deduction of Taxes. Each Lender, the Administrative Agent and Transferee that is a United States person under Section 7701(a)(30) of the Code shall, at the reasonable request of Borrower or the Administrative Agent, deliver, if legally able to do so, to each of Borrower and the Administrative Agent two (or more, as Borrower or Administrative Agent may reasonably request) United States Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Lender, the Administrative Agent or Transferee is exempt from United States backup withholding. Any Person supplying forms or other documentation pursuant to this Section 2.16(d), if legally able to do so, shall deliver to each of Borrower and the Administrative Agent two additional copies of the applicable United States Internal Revenue Service form (or successor form) on or before the date that such form expires (generally three successive calendar years for Form W-8BEN and Form W-8ECI), and shall, as promptly as practicable, notify Borrower or the Administrative Agent if any form or other documentation previously submitted becomes incorrect.

          (e) Borrower shall not be required to indemnify or to pay any additional amounts to the Administrative Agent, any Lender or Transferee with respect to any Taxes or other amounts pursuant to this Section 2.16 to the extent that (i) in the case of any U.S. federal withholding Taxes, any obligation to withhold, deduct or pay amounts with respect to such Tax was in effect and would apply to amounts payable on the date such Lender or Transferee became a party to this Agreement, or otherwise becomes a Transferee with respect to the interest or participation in the Loan or other obligation in question, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 2.16(a) (and, in such case, Borrower may deduct and withhold such Tax from payments to the Administrative Agent, such Lender or Transferee); provided that this subclause (i) shall not apply to any Tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.19, or (ii) any Lender or Transferee fails to comply in full with the provisions of Section 2.16(d) (and, in such case, Borrower may deduct and withhold all Taxes required by law as a result of such noncompliance from payments to such Lender or Transferee).

          (f) In the event that any Lender or Transferee determines that a change in the factual circumstances of such Lender or Transferee or in such party’s entitlement to benefits under an applicable tax treaty that will lead to a claim by it under this Section 2.16 has occurred or will occur, such Lender or Transferee will use its commercially reasonable efforts to notify Borrower as promptly as practicable; provided that any failure to provide such notice shall in no way impair the rights of any Lender or Transferee to demand and receive compensation under this Section 2.16, but without prejudice to any claims of Borrower for failure to observe this undertaking.

          (g) If Borrower determines that a reasonable basis exists for contesting a Tax, the Lender or Transferee, as the case may be, shall use reasonable efforts to cooperate with Borrower as Borrower may reasonably request in challenging such Tax. Each Lender and Transferee agrees to use reasonable efforts to cooperate with Borrower as Borrower may reasonably request to minimize any amount payable by Borrower pursuant to this Section 2.16. Borrower shall indemnify and hold each Lender and Transferee harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by Borrower pursuant to this Section 2.16(g). Nothing in this Section 2.16(g) shall obligate any Lender or Transferee to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

          (h) If any Lender, Transferee or Administrative Agent determines in its sole discretion that it has received a refund of, reduction of, or the benefit of a credit against its tax or otherwise recovers an amount in connection with any payment by Borrower pursuant to this Section 2.16 (a “Tax Benefit”), such Person shall reimburse Borrower for the amount determined by such Person to be the Tax Benefit (but only to the extent of indemnity payments made, or additional amounts paid, by any Loan Party under this Section 2.16 with respect to the Taxes or the Other Taxes giving rise to such Tax Benefit), after reduction for any out-of-pocket expenses and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Benefit), obtained by such Person as a consequence of such Tax Benefit; provided, however, that the Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties (to the extent not imposed as a result of the Administrative Agent’s, Lender’s or Transferee’s, as the case may be, gross negligence or willful misconduct), interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender within a reasonable time (not to exceed 20 days) after receipt of written notice that the Administrative Agent or such Lender is required to repay such Tax Benefit to such Governmental Authority. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to any Loan Party the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts or indemnification payments giving rise to such Tax Benefit had never been paid.

          (i) Nothing contained in this Section 2.16 shall obligate any Person to make available its tax returns or any other information relating to its taxes that it deems to be confidential.

          SECTION 2.17. Indemnity. In the event any Lender shall incur any loss or expense (including any loss (other than lost profit) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurodollar Loan) as a result of any conversion of a Eurodollar Loan to an ABR Loan or repayment or prepayment of the principal amount of any Eurodollar Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 2.03, 2.05, 2.07, 2.14, 2.15 or 2.20 or otherwise, or any failure to borrow or convert any Eurodollar Loan after notice thereof shall have been given hereunder, whether by reason of any failure to satisfy a condition to such Borrowing or otherwise, then, upon the written notice of such Lender to Borrower (with a copy to the Administrative Agent), Borrower shall, within ten (10) Business Days of the receipt by Borrower thereof, pay directly to such Lender such amount as shall (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrower.

          SECTION 2.18. Change of Lending Office. Each Lender (or Transferee) agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14, 2.15 or 2.16 with respect to such Lender (or Transferee), it shall, if requested by Borrower, use its commercially reasonable efforts (subject to overall policy considerations of such Lender (or Transferee)) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its respective lending offices to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 2.18 shall affect or postpone any of the obligations of Borrower or the rights of any Lender (or Transferee) pursuant to Sections 2.14, 2.15 and 2.16.

          SECTION 2.19. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against Borrower or, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans which at the time shall be due and payable as a result of which the unpaid principal portion of its Loans which at the time shall be due and payable shall be proportionately less than the unpaid principal portion of such Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in such Loans of such other Lender, so that the aggregate unpaid principal amount of such Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all such Loans as prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.19 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest. Borrower expressly consents to the foregoing arrangements and agree that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by Borrower to such Lender by reason thereof as fully as if such Lender were a direct creditor directly to Borrower in the amount of such participation.

          SECTION 2.20. Assignment of Commitments Under Certain Circumstances. If (a) any Lender shall have delivered a notice or certificate pursuant to Section 2.14 or 2.15, or Borrower shall be required to make additional payments to any Lender under Section 2.16, or (b) any Lender shall become a Defaulting Lender, then, with respect to each such Lender (a “Terminated Lender”), Borrower shall have the right, but not the obligation, at its own expense, upon notice from Borrower to such Terminated Lender and the Administrative Agent, to replace such Terminated Lender with an assignee (in accordance with and subject to the restrictions contained in Section 9.04) approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed), and such Terminated Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights and obligations under this Agreement to such assignee; provided, however, that no Terminated Lender shall be obligated to make any such assignment unless (i) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority and (ii) such assignee or Borrower shall pay to the affected Terminated Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Terminated Lender and all fees owed to such Terminated Lender hereunder and all other amounts accrued for such Terminated Lender’s account or owed to it hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

          In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to extend credit hereunder and under the other Loan Documents on the Effective Date, the Loan Parties, jointly and severally, make the representations and warranties set forth in this Article III (after giving effect to the Transactions):

          SECTION 3.01. Organization, etc. Each Loan Party (a) is a corporation or other form of legal entity, and each of its Subsidiaries is a corporation, partnership or other form of legal entity, validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (b) has all requisite corporate or other power and authority to carry on its business as now conducted, (c) is duly qualified to do business and is in good standing as a foreign corporation or foreign partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), as the case may be, in each jurisdiction where the nature of its business requires such qualification, except where the failure to so qualify will not have a Material Adverse Effect, and (d) has full power and authority and holds all requisite material governmental licenses, permits and other approvals to enter into and perform its obligations under this Agreement and each other Loan Document to which it is a party and to own or hold under lease its Property and to conduct its business substantially as currently conducted by it.

          SECTION 3.02. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which it is a party, the borrowing of the Loans, the use of the proceeds thereof, and consummation of the Transactions are within each Loan Party’s corporate, partnership or comparable powers, as the case may be, have been duly authorized by all necessary corporate, partnership or comparable and, if required, stockholder action, as the case may be, and do not

     (a) contravene the Organic Documents of any Loan Party or any of its respective Subsidiaries;

     (b) contravene any law, statute, rule or regulation binding on or affecting any Loan Party or any of its respective Subsidiaries that would have or could reasonably be expected to have a Material Adverse Effect;

     (c) violate or result in a default or event of default or an acceleration of any rights or benefits under any indenture, agreement or other instrument binding upon any Loan Party or any of its respective Subsidiaries that would have or could reasonably be expected to have a Material Adverse Effect; or

     (d) result in, or require the creation or imposition of, any Lien on any assets of any Loan Party or any of its respective Subsidiaries that would have or could reasonably be expected to have a Material Adverse Effect.

          SECTION 3.03. Government Approval, Regulation, etc. No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for the due execution, delivery or performance by Borrower or any other Loan Party of this Agreement or any other Loan Document, the borrowing of the Loans, the use of the proceeds thereof, nor for the consummation of the Transactions, except (a) such as have in all material respects been obtained or made (or waived) and are in full force and effect and (b) such where the failure to obtain or make would not and could not reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its respective Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          SECTION 3.04. Validity, etc. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party will, on the due execution and delivery thereof and assuming the due execution and delivery of this Agreement by each of the other parties hereto, constitute, the legal, valid and binding obligation of such Loan Party enforceable in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

          SECTION 3.05. [Reserved]

          SECTION 3.06. Financial Information. (a) The consolidated balance sheets of Historic LifePoint and its Subsidiaries as of December 31, 2003 and 2004 and the related statements of income, retained earnings and cash flows of Historic LifePoint and its Subsidiaries for the fiscal years then ended, reported on by Ernst & Young LLP, independent public accountants, copies of which have been furnished to the Administrative Agent and each Lender, have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the consolidated financial condition of Historic LifePoint and its Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended.

          (b) The consolidated balance sheets of Province and its Subsidiaries as of December 31, 2003 and 2004 and the related statements of income, retained earnings and cash flows of Province and its Subsidiaries for the fiscal years then ended, reported on by Ernst & Young LLP, independent public accountants, copies of which have been furnished to the Administrative Agent and each Lender, have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the consolidated financial condition of Province and its Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended.

          (c) Except as provided for or disclosed in the financial statements described in paragraphs (a) and (b) and the Indebtedness incurred under this Agreement, and as of the Effective Date neither Borrower nor any of its Subsidiaries has any third party Indebtedness, contingent liabilities, long-term commitments or unrealized losses (excluding, in each case, current obligations or losses incurred in the ordinary course of business) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          SECTION 3.07. No Material Adverse Effect. Since December 31, 2004, no event or circumstance has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

          SECTION 3.08. Litigation. There is no pending or, to the knowledge of the Loan Parties, threatened litigation, action or proceeding (including, without limitation, any existing or new litigation relating to the Transactions) affecting Borrower or any of its Subsidiaries, or any of their respective businesses, assets, results of operations or financial condition, or the ability of the parties to consummate the transactions contemplated hereby, which, in the case of Borrower and its Subsidiaries, would have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby.

          SECTION 3.09. Compliance with Laws and Agreements. None of the Loan Parties has violated, is in violation of or has been given written notice of any violation of any laws (other than Environmental Laws, which are the subject of Section 3.14), regulations and orders of any Governmental Authority applicable to it or its property (including any laws relating to terrorism, money laundering or embargoed persons, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56)) or any indentures, agreements and other instruments binding upon it or its property, except for any violations which do not have a Material Adverse Effect. No Default has occurred and is continuing.

          SECTION 3.10. Subsidiaries. Schedule 3.10 hereto sets forth the name of, and the direct or indirect ownership interest of Borrower in, each Subsidiary or other investment of Borrower and identifies each Subsidiary that is a Loan Party, in each case as of the Effective Date.

          SECTION 3.11. Ownership of Properties. (a) Each of Borrower and its Subsidiaries has good and marketable title to (or other similar title in jurisdictions outside the United States of America), or valid leasehold interests in, or easements or other limited property interests in, or is licensed to use, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title in the aggregate could not reasonably be expected to have a Material Adverse Effect. All of Borrower’s and its Subsidiaries’ interests in such material properties and assets are free and clear of Liens, other than Permitted Liens.

          (b) Each of Borrower and its Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Each of Borrower and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

          (c) Each of Borrower and its Subsidiaries owns, possesses, is licensed or otherwise has the right to use, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, except where such conflicts could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          SECTION 3.12. Taxes. Each of Borrower and its Subsidiaries has timely filed all federal, foreign and all other material income tax returns and reports required by law to have been filed by it and has timely paid all material taxes and governmental charges due whether or not shown on any return, except any such taxes or charges which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books to the extent required by and in accordance with GAAP. Each of Borrower and its Subsidiaries has made adequate provision for all taxes not yet due and payable to the extent required by and in accordance with GAAP. Each of Borrower and its Subsidiaries is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Code or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation of 2004, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

          SECTION 3.13. Pension and Welfare Plans. No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to have a Material Adverse Effect. Borrower and its Subsidiaries and their ERISA Affiliates are in compliance in all respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan except for failures to so comply which could not reasonably be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans by an amount that could reasonably be expected to have a Material Adverse Effect.

          SECTION 3.14. Environmental Warranties. (a) Except as set forth on Schedule 3.14(a) to the Senior Credit Agreement, all facilities and Property owned, leased or operated by Borrower or any of its Subsidiaries, and all operations conducted thereon, are in compliance with all Environmental Laws, except for such noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (b) Except as set forth on Schedule 3.14(b) to the Senior Credit Agreement, there are no pending or threatened (in writing):

     (i) Environmental Claims received by Borrower or any of its Subsidiaries, or

     (ii) claims, complaints, notices or inquiries received by Borrower or any of its Subsidiaries regarding Environmental Liability,

in each case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (c) Except as set forth on Schedule 3.14(c) to the Senior Credit Agreement, there have been no Releases of Hazardous Materials at, on, under or from any property now or, to any Loan Party’s knowledge, previously owned, leased or operated by Borrower or any of its Subsidiaries that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

          (d) Borrower and its Subsidiaries have been issued and are in compliance with all Environmental Permits necessary for their operations, facilities and businesses and each is in full force and effect, except for such Environmental Permits which, if not so obtained or as to which Borrower and its Subsidiaries are not in compliance, or are not in effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (e) No property now or, to any Loan Party’s knowledge, previously owned, leased or operated by Borrower or any of its Subsidiaries is listed or proposed (with respect to owned property only) for listing on the CERCLIS, on the National Priorities List pursuant to CERCLA, or on any similar state list of sites requiring investigation or clean-up.

          (f) There are no underground storage tanks, active or abandoned, including petroleum storage tanks, surface impoundments or disposal areas, on or under any property now or, to any Loan Party’s knowledge, previously owned, leased or operated by Borrower or any of its Subsidiaries from which there has been a Release of any Hazardous Material or which has not been maintained in compliance with applicable Environmental Law, in either case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (g) Neither Borrower nor any of its Subsidiaries has arranged for disposal or treatment, or arranged for transport for disposal or treatment, of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which would reasonably be expected to lead to any Environmental Claim against Borrower or such Subsidiary, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (h) No Liens have been recorded pursuant to any Environmental Law with respect to any property or other assets currently owned or leased by Borrower or its Subsidiaries.

          (i) Neither Borrower nor any of its Subsidiaries is currently conducting any Remedial Action pursuant to any Environmental Law, nor has any of the Loan Parties or any of their respective Subsidiaries assumed by contract, agreement or operation of law any obligation under Environmental Law, the cost of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          SECTION 3.15. Regulations U and X. The Loans, the use of the proceeds thereof, this Agreement and the transactions contemplated hereby will not result in a violation of or be inconsistent with any provision of Regulation U or Regulation X.

          SECTION 3.16. Disclosure; Accuracy of Information. (a) Neither this Agreement nor any other document, certificate or statement in writing furnished to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection herewith (including, without limitation, all filings of Historic LifePoint or Borrower filed with the SEC’s via EDGAR and any marketing materials furnished or to be furnished hereafter) as of the date thereof and taken as a whole contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not materially misleading, in light of the circumstances under which they were made; provided that to the extent this or any such document, certificate or statement (including, without limitation, all filings of Historic LifePoint or Borrower filed with the SEC’s via EDGAR and any marketing materials furnished or to be furnished hereafter) was based upon or constitutes a forecast, projection, other forward-looking information or pro formas, the Loan Parties represent only that they acted in good faith and utilized reasonable assumptions and due care in the preparation of such document, certificate or statement.

          (b) It is understood and agreed by the Administrative Agent and the Lenders that the foregoing documents, certificates, to the extent based upon or constituting forecasts, projections, estimates, other forward looking information, pro formas, or otherwise relating to future or hypothetical events, are not to be viewed as fact, that no assurance is given that the results forecasted in such documents, certificates and statements will be achieved and that actual results during the period or periods covered by such documents, certificates and statements are subject to significant uncertainties and contingencies (many of which are out of the control of Borrower) and may differ from the projected results set forth therein and that the difference may be material.

          SECTION 3.17. Insurance. Set forth on Schedule 3.17 hereto is a summary of all policies of insurance and/or programs of self-insurance maintained by Borrower and each of its Subsidiaries as of the Effective Date with respect to its properties material to the business of Borrower and its Subsidiaries. Such policies of insurance and/or programs of self-insurance satisfy the requirements of Section 5.04.

          SECTION 3.18. Labor Matters. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (for purposes of this representation being made on the Effective Date only, with references to the Loan Parties in such definition being deemed to be references to Borrower and its Subsidiaries taken as a whole), (a) there are no strikes, lockouts or slowdowns against Borrower or any Subsidiary pending or, to the knowledge of any Loan Party, threatened; (b) the hours worked by and payments made to employees of Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; and (c) all payments due from Borrower or any Subsidiary, or for which any claim may be made against Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Borrower or such Subsidiary.

          SECTION 3.19. Solvency. Immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of Borrower and its consolidated Subsidiaries, taken as a whole, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Borrower and its consolidated Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Borrower and its consolidated Subsidiaries, taken as a whole, will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Borrower and its consolidated Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

          SECTION 3.20. Securities. Subject to payment of the consideration provided in the Merger Documents in connection with the Mergers and any Restricted Payment referred to in Section 6.07(vi), (a) upon the issuance thereof, the Equity Interests of Borrower’s Subsidiaries will have been duly authorized, issued and delivered and will be fully paid, nonassessable and free of preemptive rights that have not been waived, (b) the Equity Interests of each Subsidiary held, directly or indirectly, by Borrower, are owned, directly or indirectly, by Borrower free and clear of all Liens (other than Liens permitted under clauses (i), (iv) or (x) of Section 6.02) and (c) there are not, as of the Effective Date, any existing options, warrants, calls, subscriptions, convertible or exchangeable securities, rights, agreements, commitments or arrangements for any Person to acquire any Equity Interests of Borrower’s Subsidiaries or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any such Equity Interests, except as disclosed in the financial statements delivered pursuant to Sections 5.01(a) and (b) or in the Merger Documents.

          SECTION 3.21. Indebtedness To Remain Outstanding. (a) Set forth on Schedule 3.21(a) hereto is a list and description of all Indebtedness of the Loan Parties and their Subsidiaries (other than the Loans and Indebtedness permitted pursuant to clauses (vi), (viii), (ix), (x) and (xi) of Section 6.01) that will be outstanding immediately after the Effective Date (collectively, the “Indebtedness to Remain Outstanding”).

          (b) Set forth on Schedule 3.21(d) to the Senior Credit Agreement is a list and description of all Liens of the Loan Parties and their Subsidiaries (other than to secure Senior Indebtedness), to the extent such Liens are evidenced by a UCC, financing statement that will be outstanding immediately after the Effective Date.

          SECTION 3.22. [Reserved.]

          SECTION 3.23. Licenses; Accreditations. As of the Effective Date, all the Hospitals are listed on Schedule 3.23 to the Senior Credit Agreement, as amended by Schedule 3.23 hereto. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party and each of its Subsidiaries has all necessary licenses, permits, franchises, certificates of need, rights to participate in, or the benefit of valid agreements to participate in Medicare, Medicaid and other material Third-Party Payor Programs and other rights necessary for the conduct of its business and for the intended use of its properties and assets to the extent necessary to ensure no material interruption in cash flow. No less than 75% of the Hospitals are accredited by JCAHO. Each Hospital is licensed as an acute care hospital by such other Accreditation Bodies having jurisdiction over it. Except as in the aggregate could not reasonably be expected to affect 25% or more of all Hospitals and could not reasonably be expected to result in a Material Adverse Effect, there are no deficiencies in any services provided at any Hospital that would prevent the extension of any accreditation by JCAHO or other applicable Accreditation Body as an acute care hospital. With respect to such Hospitals eligible for accreditation by JCAHO, the Loan Parties are taking all reasonable steps necessary or advisable to obtain such accreditation promptly and, in any event, within twelve months after the loss or failure to obtain such accreditation. Except as in the aggregate could not be reasonably expected to have a Material Adverse Effect: (a) there are no rate appeals currently pending before any Governmental Authority with respect to any Hospital; (b) there are no recoupment claims made or contests pending or threatened as a result of any audits by any Third-Party Payor Programs and no open or unsettled cost reports for which any Loan Party is financially responsible or has not been indemnified with respect to any Hospital; and (c) there are no material claims or assertions made in any utilization review that any of the practices or procedures used at any Hospital are improper or inappropriate.

ARTICLE IV

CONDITIONS

          SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans, in each case, on the Effective Date are subject, at the time of the making of such Loans, to satisfaction of the following conditions on or prior to the Effective Date:

     (a) The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of an executed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

     (b) The Administrative Agent shall have received (i) counterparts of the Guarantee Agreement signed on behalf of each Subsidiary party thereto and (ii) counterparts of the Indemnity, Subrogation and Contribution Agreement signed on behalf of each Loan Party.

     (c) The Administrative Agent shall have received from Borrower a Closing Certificate, dated the Effective Date and signed on behalf of Borrower by a Financial Officer of Borrower.

     (d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

     (e) The Administrative Agent shall have received from Dewey Ballantine LLP, counsel to Borrower, an opinion addressed to the Administrative Agent and the Lenders and dated the Effective Date substantially in the form of Exhibit J.

     (f) All documents executed or submitted in connection with this Agreement, the borrowings hereunder and the other Loan Documents shall be reasonably satisfactory to the Lenders.

     (g) All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Loan Documents to occur on or prior to the Effective Date shall be in form and substance reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

     (h) The representations and warranties set forth in Article III and in the other Loan Documents that are made as of the Effective Date shall be true and correct with the same effect as if then made.

     (i) At the time of and immediately after the Borrowings to be made on the Effective Date and the consummation of the Transactions, no Default shall have occurred and be continuing.

     (j) The Administrative Agent shall have received a certificate of the chief Financial Officer of Borrower substantially in the form of Exhibit K confirming the solvency of Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions.

     (k) Immediately after giving effect to the Transactions, neither Borrower nor any of its Subsidiaries shall have outstanding any Indebtedness other than (i) the Loans and other extensions of credit under this Agreement, (ii) Indebtedness permitted pursuant to clauses (v), (vii), (viii), (ix) and (x) of Section 6.01(a) and (iii) the Indebtedness to Remain Outstanding.

     (l) All requisite material governmental authorities and third parties shall have approved or consented to the Transactions to the extent required, all applicable appeal periods shall have expired and there shall be no judicial or regulatory action by a governmental agency, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby.

     (m) There shall be no litigation, administrative or regulatory proceeding that could reasonably be expected to have a Material Adverse Effect or on the ability of the parties to consummate the Mergers or the other transactions contemplated hereby.

     (n) The Administrative Agent shall have received all Fees payable to the Administrative Agent or any Lender on or prior to the Effective Date under the Fee Letter and all other amounts due and payable pursuant to the Loan Documents on or prior to the Effective Date, including reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.

     (o) The Administrative Agent shall have received a notice of Borrowing as required by Section 2.02.

ARTICLE V

AFFIRMATIVE COVENANTS

          Each Loan Party hereby covenants and agrees with the Lenders that on and after the Effective Date and until the principal of and interest on each Loan and all fees and other amounts payable hereunder or under any other Loan Document have been paid in full:

          SECTION 5.01. Financial Information, Reports, Notices, etc. Borrower shall furnish, or shall cause to be furnished, to each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information:

     (a) within the earlier of (i) five Business Days following the date such information is required to be filed with the SEC and (ii) 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of Borrower and its Subsidiaries for such Fiscal Quarter and for the same period in the prior Fiscal Year and for the period commencing at the end of the prior Fiscal Year and ending with the end of such Fiscal Quarter, certified by a Financial Officer of Borrower (it being understood and agreed that the delivery of Borrower’s Form 10-Q for such Fiscal Quarter as filed with the SEC, if certified as required in this clause (a), shall satisfy such requirements), together with a certificate from a Financial Officer of Borrower substantially in the form of Exhibit D (a “Compliance Certificate”) to the effect that, in making the examination necessary for the signing of such certificate or otherwise, such Financial Officer has not become aware of any Default that has occurred and is continuing, or, if such Financial Officer has become aware of such Default, describing in reasonable detail such Default and the steps, if any, being taken to cure it;

     (b) within the earlier of (i) five Business Days following the date such information is required to be filed with the SEC and (ii) 90 days after the end of each Fiscal Year of Borrower, a copy of the annual audit report for such Fiscal Year for Borrower and its Subsidiaries, including therein a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of Borrower and its Subsidiaries for such Fiscal Year, in each case certified (without any Impermissible Qualification) in a manner acceptable to the Administrative Agent by one of the “big four” independent accounting firms or any other independent public accountants reasonably acceptable to the Administrative Agent (it being understood and agreed that the delivery of Borrower’s Form 10-K for such Fiscal Year as filed with the SEC, if certified as required in this clause (b), shall satisfy such requirements), together with a Compliance Certificate to the effect that, in making the examination necessary for the signing of such certificate or otherwise, such Financial Officer has not become aware of any Default that has occurred and is continuing, or, if such Financial Officer has become aware of such Default, describing in reasonable detail such Default and the steps, if any, being taken to cure it;

     (c) no later than January 31 of each Fiscal Year, a detailed consolidated budget for Borrower and its Subsidiaries by Fiscal Quarter for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for each Fiscal Quarter during such Fiscal Year) and, promptly when available, any significant revisions of such budget;

     (d) promptly upon receipt thereof, a copy of any “management letter” submitted to Borrower by its independent certified public accountants;

     (e) as promptly as possible and in any event within three Business Days after becoming aware of the occurrence of any Default, a statement of a Financial Officer of Borrower describing in reasonable detail such Default and the action which Borrower has taken and proposes to take with respect thereto;

     (f) promptly and in any event within five Business Days after (i) becoming aware of any adverse development with respect to any litigation, action or proceeding that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) the commencement of any litigation, action or proceeding that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, notice thereof and copies of all documentation relating thereto;

     (g) promptly after the sending or filing thereof, copies of all reports which Borrower sends to any of its security holders, and all reports, registration statements (other than on Form S-8 or any successor form) or other materials (including affidavits with respect to reports) which Borrower or any of its Subsidiaries or any of their officers files with the SEC or any securities exchange or quotation system;

     (h) promptly, after becoming aware of any ERISA Event that could, alone or together with any other ERISA Events that have occurred, reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof, what action the Loan Party or other ERISA Affiliate have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto;

     (i) promptly after becoming aware thereof, notice of any other development that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

     (j) such other information respecting the condition or operations, financial or otherwise, of Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

          SECTION 5.02. Compliance with Laws, etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all respects with all applicable laws, rules, regulations and orders, except where such noncompliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, such compliance to include, subject to the foregoing (without limitation):

     (a) the maintenance and preservation of such Loan Party’s and its Subsidiaries’ existence and their qualification as a foreign corporation or partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), and

     (b) the payment, before the same become delinquent, of all material taxes, assessments and governmental charges imposed upon them or upon their property except as permitted under Section 5.14.

          SECTION 5.03. Maintenance of Properties. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain, preserve, protect and keep its material properties and assets in good repair, working order and condition, ordinary wear and tear excepted, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03 shall prevent any Loan Party from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the good faith and reasonable commercial judgment of such Loan Party, desirable in the conduct of its or their business and does not in the aggregate have a Material Adverse Effect.

          SECTION 5.04. Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained insurance or self-insurance, which shall include coverage provided by a financially sound and responsible insurance company or an Insurance Subsidiary with respect to their properties material to the business of the Loan Parties and their Subsidiaries against such casualties and contingencies and of such types and in such amounts with such deductibles (which may include self-insurance trusts) as is customary in the case of similar businesses of comparable size operating in the same or similar locations (including, without limitation, (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all claims, medical professional liability, contractual liability and druggists’ liability, (iii) business interruption insurance and (iv) workers’ compensation insurance as may be required by any Requirement of Law), and shall, upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of an Authorized Officer of Borrower setting forth the nature and extent of all insurance or self-insurance maintained by the Loan Parties and their Subsidiaries in accordance with this Section 5.04.

          SECTION 5.05. Books and Records; Visitation Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, keep books and records which accurately reflect its business affairs in all material respects and material transactions and permit the Administrative Agent or its representatives, at reasonable times and intervals, to visit all of its offices, to discuss its financial matters with its officers and, in the presence of an Authorized Officer (or his or her designee) independent public accountant, and, upon the reasonable request of the Administrative Agent or a Lender, to examine (and, at the expense of Borrower, photocopy extracts from) any of its books or other corporate or partnership records (in each case excluding patient medical records and other material to the extent confidential under applicable laws).

          SECTION 5.06. Environmental Covenant. Each Loan Party shall, and shall cause each of its Subsidiaries to:

     (a) use and operate all of its facilities and properties in compliance with all Environmental Laws except for such noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, keep all Environmental Permits in effect and remain in compliance therewith and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect;

     (b) promptly notify the Administrative Agent and provide copies of all written inquiries, claims, complaints or notices from any Person relating to the environmental condition of its facilities and properties or compliance with or liability under any Environmental Law which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and promptly cure and have dismissed with prejudice or contest in good faith any actions and proceedings relating thereto;

     (c) in the event of the presence of any Hazardous Material on, at, under or emanating from any Property owned, leased or operated by any Loan Party which is in violation of any Environmental Law or which could reasonably be expected to have Environmental Liability which violation or Environmental Liability, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, each applicable Loan Party and its Subsidiaries, upon discovery thereof, shall take all necessary steps to initiate and expeditiously complete all response, corrective and other action to mitigate and eliminate any such adverse effect in accordance with and to the extent required by applicable Environmental Laws, and shall keep the Administrative Agent informed of their actions; and

     (d) provide such information and certifications that the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 5.06.

          SECTION 5.07. [Reserved.]

          SECTION 5.08. Existence; Conduct of Business. Each Loan Party shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of the business of Borrower and its Subsidiaries, taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

          SECTION 5.09. Performance of Obligations. Each Loan Party shall, and shall cause its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, other debt instrument and material contract by which it is bound or to which it is a party except for such noncompliance as, individually or in the aggregate, would not have a Material Adverse Effect.

          SECTION 5.10. Casualty and Condemnation. Borrower shall furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any property in an amount in excess of $10,000,000 under power of eminent domain or by condemnation or similar proceeding.

          SECTION 5.11. [Reserved.]

          SECTION 5.12. Further Assurances. Each Loan Party shall, and shall cause its Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions, which may be required under any applicable law, or which the Administrative Agent or the Requisite Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents.

          SECTION 5.13. Use of Proceeds. Borrower covenants and agrees that the proceeds of the Borrowings made on the Effective Date shall be used by Borrower (i) to advance an intercompany loan to Historic Lifepoint, the proceeds to which shall be applied by Historic Lifepoint to pay the principal, premium and accrued unpaid interest on the LifePoint Notes and pay fees and expenses in connection with the Redemption and (ii) to pay fees and expenses payable hereunder and under the other Loan Documents.

          SECTION 5.14. Payment of Taxes. Each Loan Party shall, and shall cause its Subsidiaries to, timely pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any Properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any Properties of such Loan Party or Subsidiary or cause a failure or forfeiture of title thereto; provided that neither such Loan Party nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property or asset that may become subject to such Lien, if it has maintained adequate reserves with respect thereto in accordance with and to the extent required under GAAP. Each Loan Party shall, and shall cause its Subsidiaries to, timely file all material tax returns required to be filed by it.

          SECTION 5.15. Guarantees. If any Subsidiary that is not a Loan Party guarantees any obligations under the Senior Credit Agreement, then Borrower shall cause such Subsidiary to, concurrently with such guarantee, execute and deliver to the Administrative Agent a counterpart of the Guarantee Agreement. Notwithstanding the foregoing (or anything in any other Loan Document to the contrary), Borrower may request from time to time that a Subsidiary Loan Party be released from its obligations under the Guarantee Agreement (and the Agent shall promptly execute such documentation evidencing such release as may be reasonably requested by Borrower), so long as (i) such Subsidiary Loan Party is concurrently (or prior thereto) released from its guarantee under the Senior Credit Agreement and (ii) such release does not occur in connection with the repayment in full of the obligations under the Senior Credit Agreement.

          SECTION 5.16. Subordination of Intercompany Loans. Each Loan Party covenants and agrees that any future debt obligation of any Loan Party to any Non-Loan Party (other than any Insurance Subsidiary) shall be subordinated to the Loans to at least the same extent as the intercompany notes delivered pursuant to Section 4.01(r) of the Senior Credit Agreement are subordinated to the Loans under the Senior Credit Agreement.

ARTICLE VI

NEGATIVE COVENANTS

          Each Loan Party hereby covenants and agrees with the Lenders that on and after the Effective Date and until the principal of and interest on each Loan and all fees and other amounts payable hereunder or under any other Loan Document have been paid in full:

          SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Loan Parties shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist (including by way of Guarantee) any Indebtedness or enter into any Hedging Agreement, except:

     (i) (A) Indebtedness incurred and outstanding under the Loan Documents and any Permitted Refinancing thereof and (B) Indebtedness incurred under the Senior Credit Agreement not to exceed the sum of (i) term loans outstanding on the date hereof, (ii) additional term loans thereunder in an amount not to exceed $400.0 million and (iii) revolving loans thereunder in an amount not to exceed $400.0 million and any Permitted Refinancing thereof.

     (ii) Indebtedness to Remain Outstanding and any Permitted Refinancing thereof;

     (iii) (x) Indebtedness of any Loan Party owed to any other Loan Party or to any Non-Loan Party, (y) Indebtedness of any Non-Loan Party owed to any other Non-Loan Party, and (z) Indebtedness of any Non-Loan Party owed to any Loan Party in an aggregate principal amount outstanding at any time not to exceed, when taken together with investments then outstanding pursuant to Section 6.04(xiv) and (xv) and Guarantees then outstanding pursuant to clause (iv)(z) below, 25% of Consolidated Total Assets;

     (iv) (x) Guarantees by any Loan Party of Indebtedness of any other Loan Party, (y) Guarantees by any Non-Loan Party of Indebtedness of any Loan Party or any other Non-Loan

Party, and (z) Guarantees by any Loan Party of Indebtedness of any Non-Loan Party in an aggregate principal amount outstanding at any time not to exceed, when taken together with investments then outstanding pursuant to Section 6.04(xiv) and (xv) and Indebtedness then outstanding pursuant to clause (iii)(z) above, 25% of Consolidated Total Assets, in each case under this clause (iv) to the extent such Indebtedness was permitted to be incurred hereunder, and if such Indebtedness is subordinated in right of payment to the Obligations under the Loan Documents, such Guarantee is at least as subordinated in right of payment to the Obligations;

     (v) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

     (vi) Indebtedness of Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased Weighted Average Life to Maturity thereof; provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $75,000,000 at any time outstanding;

     (vii) Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

     (viii) Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any Person, including any Insurance Subsidiary, providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance (including medical malpractice, other professional and general liability insurance) to Borrower or any Subsidiary pursuant to reimbursement or indemnification obligations to such Person;

     (ix) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

     (x) Indebtedness arising from agreements of Borrower or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

     (xi) Permitted Subordinated Indebtedness; provided that no Default shall have occurred or be continuing or would result therefrom; and provided, further, that the net proceeds of any such Indebtedness incurred pursuant to this clause is used concurrently with or within two Business Days after such incurrence to optionally prepay the Loans pursuant to Section 2.05;

     (xii) Indebtedness of a Person existing at the time such Person becomes a Subsidiary of Borrower in connection with a Permitted Acquisition in an aggregate principal amount not to exceed $100,000,000, but only if such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary; provided that no Default shall have occurred or be continuing or would result therefrom;

     (xiii) other Indebtedness of Borrower or any Subsidiary in an aggregate principal amount not to exceed $125,000,000 at any time outstanding; and

     (xiv) Permitted Subordinated Indebtedness in an aggregate principal amount not to exceed $250,000,000 incurred within 90 days prior to or after the closing of the acquisition of Danville Regional Medical Center and related assets located in Danville, VA (“Danville”) to finance the acquisition of Danville, or, in the case of any such Indebtedness incurred within such period after the closing of the acquisition of Danville, to refinance or replace any Indebtedness incurred to finance the acquisition of Danville (including, without limitation, to replenish any revolving credit borrowings used to finance the acquisition of Danville).

          (b) The Loan Parties shall not, and shall not permit any of its Subsidiaries to issue any Preferred Stock or other preferred Equity Interest which (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Preferred Stock or any other preferred Equity Interest described in this paragraph.

          SECTION 6.02. Liens. The Loan Parties shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by them, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except the following (herein collectively referred to as “Permitted Liens”):

     (i) Liens in favor of the Collateral Agent on behalf of the Secured Parties under the Senior Credit Agreement (each as defined in the Senior Credit Agreement);

     (ii) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, attorney’s or other like liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent beyond 90 days or being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor to the extent required under GAAP;

     (iii) Liens existing on the Effective Date and identified on Schedule 3.21(d) to the Senior Credit Agreement;

     (iv) Liens for taxes, assessments or governmental charges or claims or other like statutory Liens, in any case incurred in the ordinary course of business, that do not secure Indebtedness for borrowed money and (A) that are not yet delinquent or (B) that are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor to the extent required under GAAP;

     (v) Liens to secure Indebtedness (including Capital Lease Obligations) of the type described in Section 6.01(a)(vi) covering only the assets acquired or improved with such Indebtedness;

     (vi) Liens which secure obligations under Indebtedness owed to a Loan Party and incurred pursuant to Section 6.01(a)(iii) or Guarantees owed to a Loan Party and incurred pursuant to Section 6.01(a)(iv);

     (vii) Liens securing Indebtedness incurred to refinance Indebtedness secured by the Liens of the type described in clauses (iii) and (v) of this Section 6.02; provided that any such Lien shall not extend to or cover any assets not securing the Indebtedness so refinanced;

     (viii) (A) Liens in the form of zoning restrictions, easements, licenses, reservations, covenants, conditions or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) that do not (1) secure Indebtedness or (2) individually or in the aggregate materially impair the value of the real property affected thereby or the occupation, use and enjoyment in the ordinary course of business of Borrower and any Subsidiary at such real property and (B) with respect to leasehold interests in real property, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of such leased property encumbering the landlord’s or owner’s interest in such leased property;

     (ix) Liens in the form of pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Borrower or any Subsidiary is a party, in each case, made in the ordinary course of business for amounts (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor;

     (x) Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute a Default under this Agreement;

     (xi) Liens in the form of licenses, leases or subleases granted or created by Borrower or any Subsidiary, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of Borrower or such Subsidiary or individually or in the aggregate materially impair the use (for its intended purpose) or the value of the property subject thereto; provided that any such Lien shall not extend to or cover any assets of Borrower or any Subsidiary that is not the subject of any such license, lease or sublease;

     (xii) Liens on fixtures or personal property held by or granted to landlords pursuant to leases to the extent that such Liens are not yet due and payable;

     (xiii) pledges or deposits in connection with workers’ compensation, unemployment insurance or other social security legislation or in connection with self-retention or self-insurance including with respect to general liability, medical malpractice, professional liability, or property liability; and

     (xiv) Liens that secure Indebtedness in an aggregate principal amount not to exceed $50,000,000.

          SECTION 6.03. Fundamental Changes; Line of Business. (a) The Loan Parties shall not, and shall not permit any of their Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with them, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any wholly-owned Subsidiary may merge into Borrower in a transaction in which Borrower is the surviving corporation, (ii) any wholly-owned Subsidiary may merge with or consolidate into any wholly-owned Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Subsidiary Loan Party) is a Subsidiary Loan Party (if it would be required to be so pursuant to Section 5.16), (iii) any Permitted Acquisition may be consummated so long as the surviving person is Borrower or a Subsidiary Loan Party (if it would be required to be so pursuant to Section 5.16), and (iv) any Non-Loan Party may merge with or consolidate into any other Non-Loan Party.

          (b) Notwithstanding the provisions of clause (a), any Loan Party may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Loan Party, and any Non-Loan Party may dispose of assets to any other Non-Loan Party.

          (c) The Loan Parties shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, engage in any business other than businesses of the type conducted by the Loan Parties and their Subsidiaries on the Effective Date and businesses reasonably related thereto.

          (d) Borrower shall not engage in any business activities or have any properties or liabilities other than (i) its direct ownership of the Equity Interests of its Subsidiaries, (ii) obligations under the Loan Documents and the Merger Documents and (iii) activities and properties incidental to the foregoing clauses (i) and (ii).

          SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Loan Parties shall not, and shall not permit any of their Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or provide other credit support for any Person or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each of the foregoing, an “Investment”), except:

     (i) cash and Permitted Investments;

     (ii) Investments existing on the Effective Date (or in respect of which a binding commitment to make such investment exists on the Effective Date) and set forth on Schedule 6.04 to the Senior Credit Agreement;

     (iii) Investments by or among any Loan Parties in any Loan Party;

     (iv) Investments by Non-Loan Parties in Non-Loan Parties and Investments by Non-Loan Parties in Loan Parties;

     (v) Investments constituting Indebtedness permitted by clauses (x) and (y) of Section 6.01(a)(iii) (subject in each case to the provisions of Section 5.17);

     (vi) Guarantees constituting Indebtedness permitted by clauses of (x) and (y) Section 6.01(a)(iv);

     (vii) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

     (viii) loans and advances to employees of Borrower or its Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) not prohibited by Sarbanes-Oxley;

     (ix) Permitted Acquisitions;

     (x) extensions of trade credit in the ordinary course of business;

     (xi) Investments directly or indirectly constituting or resulting from guaranties of physician income, provided that any cash payment by Borrower or any Subsidiary with respect to such Investment is treated as an expense for accounting purposes;

     (xii) Investments consisting of the purchase of any of the minority Equity Interests of any third party investor in a Subsidiary of Borrower which becomes a guarantor pursuant to the Guarantee Agreement within five Business Days thereafter, unless on the date of any such proposed Investment or after giving effect thereto, a Default or Event of Default shall have occurred and be continuing;

     (xiii) deposits made by Borrower or any Subsidiary in connection with self-retention or self-insurance (including with respect to general liabilities, medical malpractice, professional liabilities, property or workers’ compensation liabilities);

     (xiv) other Investments by Borrower or its Subsidiaries not to exceed 5% of Consolidated Total Assets at any time; provided that Investments made in reliance on clauses (xiv) and (xv) may not in the aggregate exceed 25% of Consolidated Total Assets;

     (xv) Investments consisting of Equity Interests in Subsidiaries of Borrower that are not Loan Parties not to exceed, when taken together with Indebtedness then outstanding pursuant to Section 6.01(a)(iii)(z) and Guarantees then outstanding pursuant to Section 6.01(a)(iv)(z), 25% of Consolidated Total Assets less the amount of investments outstanding under clause (xiv) above; provided that Investments made in reliance on clauses (xiv) and (xv) may not in the aggregate exceed 25% of Consolidated Total Assets;

     (xvi) Investments consisting of cash deposits in trust to the extent part of Approved Like-Kind Exchanges permitted by Section 6.05(x); and

     (xvii) Investments consisting of ESOP Loans not to exceed $25,000,000 at any time outstanding.

          SECTION 6.05. Asset Sales. The Loan Parties shall not, and shall not permit any of their Subsidiaries to sell, transfer, lease or otherwise dispose of any asset (including any income or revenues (including accounts receivable) or rights in respect thereof), including any Equity Interest owned by them, nor will any Loan Party permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

     (i) sales of inventory or sales, transfers and dispositions of used, surplus, obsolete, outdated, inefficient or worn out equipment and other property in the ordinary course of business;

     (ii) sales, transfers and dispositions to any Loan Party;

     (iii) the lease or sublease of Real Property in the ordinary course of business and not constituting a sale and leaseback transaction;

     (iv) sales of Permitted Investments on ordinary business terms;

     (v) Liens permitted by Section 6.02 and Investments permitted under Section 6.04;

     (vi) sales, transfers and dispositions by any Non-Loan Party to any Non-Loan Party;

     (vii) sales, transfers and dispositions by any Loan Party to any Non-Loan Party provided that after giving effect thereto Non-Loan Parties taken as a whole do not comprise more than 25% of Consolidated Total Assets;

     (viii) sales, transfers and dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

     (ix) leases in the ordinary course of business of equipment and machinery deemed in good faith to be temporarily surplus;

     (x) Approved Like-Kind Exchanges;

     (xi) sales, transfers and dispositions of Equity Interests of Borrower in connection with the exercise or conversion of Permitted Convertible Debt, LifePoint Notes and Province Notes;

     (xii) issuances of Equity Interests by any Non-Loan Party or sales, transfers or dispositions of Equity Interests in any Non-Loan Party;

     (xiii) sales, transfers, dispositions and issuances of Equity Interests in any Subsidiary Loan Party; provided that after giving effect to any such sale, transfer, disposition or issuance (x) Borrower shall beneficially own not less than 75% of all Equity Interests of such Loan Party and (y) Non-Loan Parties together with all other non-wholly owned Subsidiaries of Borrower shall not comprise in the aggregate more than 35% of the Consolidated Total Assets; and

     (xiv) sales, transfers and dispositions of assets (other than Equity Interests of a Subsidiary unless constituting a disposition of substantially all such Equity Interests) not otherwise permitted under this Section 6.05; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (xiv) shall not, in the aggregate, exceed $300,000,000 in the aggregate since the Effective Date; provided, further, that all such sales, transfers and other dispositions permitted by this clause shall be made for fair value and for at least 80% cash consideration.

          SECTION 6.06. Sale and Leaseback Transactions. The Loan Parties shall not, and shall not permit any of their Subsidiaries to, enter into any arrangement, directly or indirectly, whereby they shall sell or transfer any Property, real or personal, used or useful in their business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that they intend to use for substantially the same purpose or purposes as the Property sold or transferred unless (i) the sale of such Property is permitted by Section 6.05, (ii) any Lien arising in connection with the use of such Property by any Loan Party or a Subsidiary is permitted by Section 6.02, and (iii) such arrangement is entered into on a temporary basis to the extent part of a proposed Approved Like-Kind Exchange Transaction permitted by Section 6.05(x).

          SECTION 6.07. Restricted Payments. The Loan Parties shall not, and shall not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

     (i) Subsidiaries of Borrower may declare and pay (x) dividends ratably with respect to their Equity Interests or, if not ratably, then in accordance with the priorities set forth in the respective organizational documents for, or agreements among holders of the Equity Interests in, such Subsidiaries or (y) additional shares of the same class of shares as the dividend being paid to the extent such payment complies with Section 6.01(b);

     (ii) Borrower may pay dividends consisting solely of shares of its common stock or additional shares of the same class of shares as the dividend being paid;

     (iii) so long as no Default shall have occurred and be continuing, Borrower may purchase, redeem or acquire any of its Equity Interests or Equity Rights from any of its or its Subsidiaries’ present or former officers or employees upon the death, disability or termination of employment of such officer or employee, so long as the aggregate amount of payments under this clause (iii) shall not exceed $25,000,000 in the aggregate since the Effective Date;

     (iv) Borrower may net shares under employee benefit plans to settle option price payments owed by employees and directors with respect thereto and to settle employers’ and directors’ federal, state and income tax liabilities (if any) related thereto;

     (v) Restricted Payments consisting of Permitted Refinancings permitted pursuant to Section 6.01(a)(ii);

     (vi) Restricted Payments to the extent permitted pursuant to Section 6.10(b);

     (vii) so long as no Default shall have occurred and be continuing, Restricted Payments or repurchases, redemptions or repayments of Subordinated Debt not to exceed $25,000,000 in the aggregate in any Fiscal Year; provided that such amount may be increased by any amounts available (without giving effect to any increase) under this clause (vii) for the prior Fiscal Year and not so used (with any Restricted Payments or such repurchases, redemptions or repayments of Subordinated Debt made in reliance on this clause (vii) in any Fiscal Year to be deemed first made from the original $25,000,000 basket applicable to such Fiscal Year);

     (viii) the redemption, repurchase, acquisition or retirement of Equity Interest of any Subsidiary to the extent permitted pursuant to Section 6.04(iii), (iv), (xii) or (xv);

     (ix) Province may make any Restricted Payment required by the exercise of appraisal rights by Province’s shareholders under Section 262 of the Delaware General Corporation Law in connection with the Mergers; and

     (x) Restricted Payments consisting of the purchase of common stock of Borrower in an amount not to exceed the aggregate principal amount of LifePoint Notes and Province Notes converted into common stock of Borrower; provided that such Restricted Payments are made within one year of such conversion and are funded solely with the proceeds of Permitted Subordinated Indebtedness or Indebtedness which would qualify as Permitted Refinancing if such funding occurred substantially concurrently with each such conversion.

          SECTION 6.08. Transactions with Affiliates. The Loan Parties shall not, and shall not permit any of their Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, unless such transactions are in the ordinary course of such Person’s business and are at prices and on terms and conditions not less favorable to the Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, except:

     (i) transactions between or among the Loan Parties not involving any other Affiliate, and transactions among Subsidiaries not involving any Loan Party;

     (ii) any Restricted Payment permitted by Section 6.07;

     (iii) fees and compensation, benefits and incentive arrangements paid or provided to, and any indemnity provided on behalf of, officers, directors or employees of Borrower or any Subsidiary as determined in good faith by the board of directors of Borrower; and

     (iv) loans and advances to employees of any Loan Party permitted by Section 6.04(viii).

          SECTION 6.09. Restrictive Agreements. The Loan Parties shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its Property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Borrower or any other Subsidiary or to Guarantee Indebtedness of Borrower or any other Subsidiary or to transfer property to Borrower or any of its Subsidiaries; provided that the foregoing shall not apply to:

     (i) conditions imposed by law or by any Loan Document or by the Senior Credit Agreement or any Loan Documents as defined therein;

     (ii) clause (a) shall not apply to assets encumbered by Permitted Liens as long as such restriction applies only to the asset encumbered by such Permitted Lien;

     (iii) restrictions and conditions existing on the Effective Date not otherwise excepted from this Section 6.09 and identified on Schedule 6.09 to the Senior Credit Agreement (but shall apply to any amendment or modification expanding the scope of any such restriction or condition);

     (iv) restrictions contained in any Subordinated Debt Document so long as not more restrictive than such restrictions in the LifePoint Notes or permitted pursuant to the definition of “Permitted Subordinated Indebtedness”;

     (v) any agreement in effect at the time any Person becomes a Subsidiary of Borrower; provided that such agreement was not entered into in connection with, or in contemplation of, such Person becoming a Subsidiary;

     (vi) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary (or the assets of a Subsidiary) pending such sale so long as such restrictions and conditions apply only to the Subsidiary that is to be sold or whose assets are to be sold and such sale is otherwise permitted hereunder;

     (vii) clause (a) shall not apply to Indebtedness of Non-Loan Parties permitted by Section 6.01(a)(iii) so long as such Indebtedness does not restrict any Lien securing any of the Obligations hereunder or under the Loan Documents;

     (viii) clause (b) shall not apply to Indebtedness of Non-Loan Parties permitted by Section 6.01(a)(iii) which restrictions only apply to such Non-Loan Parties and such encumbrances or restrictions will not materially affect Borrower’s ability to make any principal or interest payment on the Loans;

     (ix) clause (a) shall not apply to customary provisions in leases and service contracts in the ordinary course of business between Borrower or any of its Subsidiaries, on the one hand, and their customers, on the other hand, and other contracts restricting the assignment thereof;

     (x) clause (b) shall not apply to provisions with respect to the payment of dividends or other distributions by Non-Loan Parties set forth in the respective organizational documents for, or agreements among holders of the Equity Interests in, such Non-Loan Parties; and

     (xi) restrictions with respect to Insurance Subsidiaries or with respect to the shares thereof, in each case in connection with the operation of any Insurance Subsidiary.

          SECTION 6.10. Amendments or Waivers of Certain Documents; Prepayments of Certain Indebtedness. (a) The Loan Parties shall not, and shall not permit any Subsidiary to amend or otherwise change or waive (i) any subordination provision (or any definition related to any subordination provision) of any Subordinated Debt Document in any manner or (ii) the terms of any Organic Document, any Merger Document, any document governing any Indebtedness outstanding as of the Effective Date or any Subordinated Debt Document in a manner adverse to the Lenders.

          (b) The Loan Parties shall not, and shall not permit any Subsidiary to, make (or give any notice or offer in respect of) any voluntary or optional payment or mandatory prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before such Indebtedness is due for the purpose of paying such Indebtedness when due) or exchange of principal of any Subordinated Debt, in each case other than pursuant to any customary registered exchange offer therefor after a private placement thereof, any Permitted Refinancing or any exchange of Equity Interests of Borrower for any such Indebtedness; provided that (i) the Loan Parties may make prepayments, repurchases or redemptions of any Subordinated Debt with the portion of net proceeds from any equity issuance not required to be applied to prepay Loans in accordance with Section 2.05(c)(i) of the Senior Credit Agreement so long as, after giving effect to such prepayments, repurchases or redemptions, the Senior Leverage Ratio (each term in this clause (i) not otherwise defined herein shall be as defined in the Senior Credit Agreement) is less than 3.5:1.0 and (ii) the Loan Parties may make prepayments, repurchases, redemptions or conversions for cash of Province Notes at any time.

          (c) The Loan Parties shall not make any amendment, change or modification to the Senior Credit Agreement that would reduce the amount of permitted Indebtedness that Borrower and its Subsidiaries may incur, or otherwise hinder the refinancing of the Loans under this Agreement. In addition, the Loan Parties will reserve an amount of available Indebtedness that may be incurred under Section 6.01 of the Senior Credit Agreement that is at least equal to the amount of the Obligations hereunder.

ARTICLE VII

EVENTS OF DEFAULT

          SECTION 7.01. Listing of Events of Default. Each of the following events or occurrences described in this Section 7.01 shall constitute (i) an “Event of Default”:

     (a) Borrower shall default

     (i) in the payment when due of any principal of any Loan,

     (ii) in the payment when due of any interest on any Loan and such default shall continue unremedied for a period of three Business Days, or

     (iii) in the payment when due of any Fee described in Section 2.10 or of any other previously invoiced amount (other than an amount described in clauses (i) and (ii)) payable under this Agreement or any other Loan Document and such default shall continue unremedied for a period of three Business Days;

     (b) Any representation or warranty of any Loan Party made or deemed to be made hereunder or in any other Loan Document or any other writing or certificate furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document is or shall be incorrect in any material respect when made or deemed made;

     (c) Borrower shall default in the due performance and observance of any of its obligations under clause (a) of Section 5.02 (with respect to the maintenance and preservation of Borrower’s corporate existence) or Article VI;

     (d) Any Loan Party shall default in the due performance and observance of any agreement (other than those specified in paragraphs (a) through (c) above) contained herein or in any other Loan Document and such default shall continue unremedied for a period of 30 days after the date when Borrower obtains actual knowledge or notice of such default;

     (e) A default shall occur

     (i) in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Material Indebtedness, or

     (ii) the maturity of any principal outstanding under any Material Indebtedness shall have been accelerated;

     (f) Any judgment or order (or combination of judgments and orders) for the payment of money equal to or in excess of $25,000,000 individually or in the aggregate (net of any amount (x) covered by insurance by a reputable independent third-party insurer which has not denied liability or (y) covered by a third-party indemnity from a solvent third party financially capable of making such payments which has not denied liability) shall be rendered against Borrower or any of its Subsidiaries and

     (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and not stayed, or

     (ii) such judgment shall not have been stayed, vacated or discharged within 60 days of entry;

     (g) An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

     (h) Any Change in Control shall occur;

     (i) Any Loan Party or any of their Subsidiaries shall

     (i) become insolvent or generally fail to pay debts as they become due,

     (ii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any Loan Party or any of such Subsidiaries or substantially all of the property of any thereof, or make a general assignment for the benefit of creditors,

     (iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for any Loan Party or any of such Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged or stayed within 60 days; provided that any Loan Party and each such Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents,

     (iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of any Loan Party or any such Subsidiary and, if any such case or proceeding is not commenced by any Loan Party or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by any Loan Party such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed and unstayed; provided that any Loan Party and each such Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents, or

     (v) take any corporate or partnership action (or comparable action, in the case of any other form of legal entity) authorizing, or in furtherance of, any of the foregoing;

     (j) The obligations of any Loan Party under its Guarantee Agreement shall cease to be in full force and effect or any Loan Party shall repudiate in writing its obligations thereunder; or

     (k) The subordination provisions relating to any Permitted Subordinated Indebtedness or Permitted Refinancing thereof (the “Subordination Provisions”) shall fail in any material respect to be enforceable by the Administrative Agent or the Lenders (which have not effectively waived the benefits thereof) in accordance with the terms thereof or Borrower or any Subsidiary Loan Party shall disavow or contest in writing any of the Subordination Provisions.

          SECTION 7.02. Action if Bankruptcy. If any Event of Default described in Section 7.01(i) shall occur, the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand, all of which are hereby waived by Borrower.

          SECTION 7.03. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 7.01(i)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Requisite Lenders, shall by written notice to Borrower and each Lender declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment; provided, however, that so long as any Senior Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to Borrower and the Representative under the Senior Credit Agreement and (2) the day on which any Senior Indebtedness is accelerated.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

          SECTION 8.01. The Administrative Agent. Citicorp North America, Inc. is hereby appointed to act as Administrative Agent on behalf of the Lenders and Citicorp North America, Inc. accepts such appointment. Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans, all payments and all other amounts due to the Lenders hereunder, and to promptly distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to Borrower of any Default specified in this Agreement of which it has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by Borrower pursuant to this Agreement as received by it.

          None of the Administrative Agent nor any of its Related Parties shall be liable to the Lenders as such for any action taken or omitted to be taken by any of them except to the extent finally judicially determined to have resulted from its or his or her own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Administrative Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Requisite Lenders (or, when expressly required hereby, all the Lenders) and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The Administrative Agent shall, in the absence of actual knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Administrative Agent nor its Related

Parties shall have any responsibility to the Loan Parties on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Loan Parties of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. The Administrative Agent may execute any and all duties hereunder by or through any of its Related Parties or any sub-agent appointed by it and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

          The Lenders hereby acknowledge that the Administrative Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of any Loan Document unless it shall be requested in writing to do so by the Requisite Lenders.

          Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as an Administrative Agent hereunder by such a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Administrative Agent.

          With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as the Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.

          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

          Notwithstanding anything to the contrary in this Agreement CGMI, as Lead Arranger, in such capacity, shall not have any obligations, duties or responsibilities, and shall not incur any liabilities, under this Agreement or any other Loan Document.

ARTICLE IX

MISCELLANEOUS

          SECTION 9.01. Notices. (a) Except as set forth in Section 9.17, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopy or electronic mail, as follows:

     (i) if to any Loan Party, to Borrower at LifePoint Hospitals, Inc., 103 Powell Court, Suite 200, Brentwood, Tennessee 37027, attention: Michael J. Culotta, Chief Financial Officer (telecopy: (615) 372-8575) (email: michael.culotta@lpnt.net) with a copy to LifePoint Hospitals, Inc., 103 Powell Court, Suite 200, Brentwood, Tennessee 37027, attention: William F. Carpenter III, Executive Vice President (telecopy: (615) 372-8572), (email: bill.carpenter@lpnt.net);

     (ii) if to the Administrative Agent, to it at Citicorp North America, Inc., Global Loans Support Services, 2 Penns Way, Suite 110, New Castle, Delaware 19720, attention: Elizabeth J. Wier (telecopy: (212) 994-0961) (email: elizabeth.j.wier@citigroup.com), with a copy to Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, attention: James M. Buchanan (telecopy: (212) 816-7736) (email: james.m.buchanan@citigroup.com), and a copy to Cahill Gordon & Reindel llp, 80 Pine Street, New York, New York 10005; and

     (iii) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or electronic mail or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. Each Loan Party and Lender agrees to notify the Administrative Agent in writing promptly of any change to the notice information provided above or in Schedule 2.01 hereto.

          (b) Borrower shall forthwith on demand indemnify each Lender against any loss or liability which that Lender incurs (and that Lender shall not be liable to Borrower in any respect) as a consequence of:

     (i) any Person to whom any notice or communication under or in connection with this Agreement is sent by Borrower by telecopy failing to receive that notice or communication (unless caused by that Person’s gross negligence or willful default); or

     (ii) any telecopy communication which reasonably appears to that Lender to have been sent by Borrower having in fact been sent by a Person other than Borrower.

          SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by Lenders hereto and shall survive the making by the Lenders of the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid. The provisions of Sections 2.14, 2.15, 2.16, 9.05 and 9.16 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

          SECTION 9.03. Binding Effect. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

          SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party. All covenants, promises and agreements by or on behalf of Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (f) below and, solely to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that

     (i) except in the case of an assignment to a Lender or a Lender Affiliate, the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed),

     (ii) [Reserved],

     (iii) except in the case of an assignment to a Lender or a Lender Affiliate, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and increments of $1,000,000 in excess thereof (or (A) if the aggregate amount of Loans of the assigning Lender is a lesser amount, the entire amount of such Loans, or (B) in any other case, such lesser amount as Borrower and the Administrative Agent otherwise agree) (for purposes of the minimum assignment provisions set forth in this clause (iii), multiple concurrent assignments to a lender and its Affiliates shall be aggregated),

     (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

     (v) except in the case of the assignment to an Affiliate of such Lender or an assignment required to be made pursuant to Section 2.20 or Section 9.08(e), the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and

     (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof (unless otherwise determined by the Administrative Agent), (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, as well as to any Fees accrued for its account and not yet paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section 9.04.

          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:

     (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its outstanding balances of its Loans without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance,

     (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Borrower or any Subsidiary or the performance or observance by Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto,

     (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance,

     (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements, if any, delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance,

     (v) such assignee shall independently and without reliance upon either Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement,

     (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the

Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto,

     (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender, and

     (viii) Schedule 2.01 shall be deemed to be amended to reflect the assigning Lender thereunder and the assignee thereunder after giving effect thereto.

          (d) The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Except to the extent inconsistent with Section 2.07(d), the entries in the Register shall be conclusive and Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of Borrower and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give reasonably prompt notice thereof to the Lenders. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

          (f) Each Lender may, without the consent of Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided, however, that

     (i) such Lender’s obligations under this Agreement shall remain unchanged,

     (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

     (iii) each Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.15 and 2.16 and the provisions of Section 5.01 to the same extent as if they were Lenders and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04 (provided that no participant shall be entitled to receive any greater amount pursuant to such Sections than the Lender would have been entitled to receive in respect of the interest transferred unless such transfer to such Participant is made with Borrower’s prior written consent, and

     (iv) Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right (which each Lender agrees will not be limited by the terms of any participation agreement or other agreement with a participant) to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents (other than, without the consent of the Participant, amendments, modifications or waivers described in Section 9.08(b) that affect such Participant).

To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided such Participant agrees to be subject to Section 2.20 as though it were a Lender.

          (g) Any Lender or Participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or Participant or proposed assignee or Participant any information relating to Borrower and its Subsidiaries furnished to such Lender by or on behalf of any of the Loan Parties; provided that, prior to any such disclosure of information designated by Borrower as confidential, each such assignee or Participant or proposed assignee or Participant shall execute a confidentiality agreement in form and substance substantially the same as the provisions of Section 9.16.

          (h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that (x) no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and (y) any foreclosure or similar action shall be subject to the provisions of Section 9.04(b) concerning assignments and shall not be effective to transfer any rights under this Agreement or in any Loan, Note or other instrument evidencing the rights of a Lender under this Agreement until the requirements of Section 9.04(b) concerning assignments are fully satisfied. In order to facilitate such a pledge or assignment, Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to Borrower by the assigning Lender hereunder.

          (i) No Loan Party may assign or delegate any of its rights or duties hereunder or under any of the other Loan Documents without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

          SECTION 9.05. Expenses; Indemnity. (a) The Loan Parties jointly and severally agree to (promptly after receipt of a reasonably detailed invoice therefor) pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and CGMI and its Affiliates, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp, counsel for the Administrative Agent, to the extent set forth in the Fee Letter, and (ii) all reasonable out-of-pocket expenses incurred by the Lead Arranger, the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement (including its rights under this Section 9.05), the other Loan Documents or the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Lead Arranger, the Administrative Agent or any Lender; provided, however, that the Loan Parties shall not be obligated to pay for expenses incurred by a Lender in connection with the assignment of Loans to an assignee Lender (except pursuant to Section 2.20) or the sale of Loans to a Participant pursuant to Section 9.04.

          (b) The Loan Parties jointly and severally agree to indemnify the Administrative Agent, the Lead Arranger, each Lender, each Affiliate of any of the foregoing Persons and each of their respective Related Parties (each such Person, an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto or thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property owned, leased or operated by Borrower or any of the Subsidiaries, or any Environmental Liability or Environmental Claim related in any way to Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related reasonable expenses are finally judicially determined to have arisen by reason of the Indemnitee’s gross negligence or willful misconduct.

          (c) [Reserved.]

          (d) To the extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

          (e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

          SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Party against any of and all the obligations of the Loan Parties now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. In connection with exercising its rights pursuant to the previous sentence, a Lender may at any time use any Loan Party’s credit balances with the Lender to purchase at the Lender’s applicable spot rate of exchange any other currency or currencies which the Lender considers necessary to reduce or discharge any amount due by any Loan Party to the Lender, and may apply that currency or those currencies in or towards payment of those amounts. The rights of each Lender under this Section 9.06 are in addition to any other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees promptly to notify Borrower and the Administrative Agent after making any setoff pursuant to this Section 9.06.

          SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

          SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or shall not be construed as a waiver of any Default regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default at the time. No notice or demand on Borrower or any other Loan Party in any case shall entitle the Loan Parties to any other or further notice or demand in similar or other circumstances.

          (b) Subject to Sections 9.08(c), 9.08(d) and 9.08(e), no amendment, modification, termination or waiver of any provision of any Loan Document, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders and Borrower.

          (c) Subject to Section 9.08(e), without the written consent of each Lender that would be directly affected thereby (whose consent shall be sufficient therefor without the consent of the Requisite Lenders), no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:

     (i) extend the scheduled final maturity of any Loan or Note;

     (ii) waive, forgive, reduce or postpone any scheduled repayment (but not prepayment);

     (iii) [Reserved];

     (iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.08) or any other fee payable hereunder or under any other Loan Document, it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (iv);

     (v) extend the time for payment of any such interest or fees;

     (vi) reduce the principal amount of any Loan;

     (vii) amend, modify, terminate or waive any provision of Section 2.13, 9.08(b), this Section 9.08(c), Section 9.08(d) or Section 9.08(e);

     (viii) amend the definition of “Requisite Lenders”;

     (ix) release all or substantially all of the guarantors from the Guarantee of the Obligations except as expressly provided in the Loan Documents; or

     (x) consent to the assignment or transfer by any Loan Party of any of its rights or obligations under any Loan Document.

          (d) Subject to Section 9.08(e), no amendment, modification, termination, waiver or consent with respect to any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

     (i) amend, modify, terminate or waive any provision of Article VIII as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, in each case without the written consent of the Administrative Agent;

     (ii) amend, modify, terminate or waive any provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination to grant any consent thereunder without the written consent of each Lender;

     (iii) amend, modify, terminate or waive the manner of application of any optional or mandatory prepayments of Loans to the remaining amortization payments of the Loans without the written consent of Lenders holding more than 50% of the outstanding Loans; or

     (iv) increase the maximum duration of Interest Periods hereunder without the written consent of all Lenders.

          (e) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement (other than as contemplated by Section 9.08(d)(i), (ii), (v) and (vi) above), the consent of the Requisite Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right, so long as all Non-Consenting Lenders whose individual consent is required are treated as described in either clause (i) or (ii) below, to either (i) replace each such Non-Consenting Lender or Lenders with one or more assignees pursuant to, and with the effect of an assignment under, Section 2.20 so long as at the time of such replacement, each such assignee consents to the proposed change, waiver, discharge or termination or (ii) repay all outstanding Loans of such Lender that gave rise to the need to obtain such Lender’s consent; provided that, unless the Loans that are repaid pursuant to the preceding clause (ii) are immediately replaced in full at such time through the addition of new Lenders or the increase of the outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to the preceding clause (ii), the Requisite Lenders (determined after giving effect to the proposed action) shall specifically consent thereto.

          SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

          SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents; provided that any letter agreement relating to the subject matter hereof between Borrower and a Lender shall remain effective in accordance with its terms. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

          SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

          SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

          SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

          SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) The Loan Parties hereby irrevocably and unconditionally submit, for themselves and their property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Loan Parties or their properties in the courts of any jurisdiction.

          (b) The Loan Parties hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court referred to in paragraph (a) of this Section 9.15. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 9.16. Confidentiality. No Agent or Lender may disclose to any Person any confidential, proprietary or non-public information of the Loan Parties furnished to the Administrative Agent or the Lenders by the Loan Parties (such information being referred to collectively herein as the “Loan Party Information”), except that the Administrative Agent and each Lender may disclose Loan Party Information (i) to its and its affiliates’ employees, officers, directors, trustees, agents, accountants, attorneys and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Loan Party Information and instructed to keep such Loan Party Information confidential as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (with notice thereof to Borrower to the extent permitted by such laws or regulations), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to any pledgee referred to in Section 9.04(h) or any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (vii) to the extent such Loan Party Information (A) is or becomes generally available to the public on a nonconfidential basis other than as a result of a breach of this Section 9.16 by the Administrative Agent or such Lender, or (B) is or becomes available to the Administrative Agent or such Lender on a nonconfidential basis from a source other than the Loan Parties and (viii) with the consent of the Loan Parties. Nothing in this provision shall imply that any party has waived any privilege it may have with respect to advice it has received.

          SECTION 9.17. Citigroup Direct Website Communications. (a) Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information material, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date thereof, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as the “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

          (b) Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks, Fixed Income Direct or a substantially similar electronic transmission systems (the “Platform”). Each Loan Party acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

          (c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO THE LOAN PARTIES, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE LOAN PARTIES’ OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

          The Administrative Agent agrees that the receipt of the Communications by the Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

          Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

          SECTION 9.18. Administrative Agent as Joint Creditor. Each of the Loan Parties and each of the Lenders agree that the Administrative Agent shall be a joint creditor (together with the relevant Lender) of each and every obligation of the Loan Parties towards each of the Lenders under or in connection with the Loan Documents, and that accordingly each of the Administrative Agent shall have its own independent right to demand performance by the Loan Parties of those obligations. However, any discharge of any such obligation to the Administrative Agent or the relevant Lender shall, to the same extent, discharge the corresponding obligation owing to the other.

ARTICLE X

SUBORDINATION

          SECTION 10.01. Obligations Subordinated to Indebtedness Under the Senior Credit Agreement. The Loan Parties covenant and agree, and the Administrative Agent and each Lender by its acceptance hereof likewise covenant and agree, that all Obligations shall be issued subject to the provisions of this Article X; and each person holding any Obligations, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees that all payments of the principal of and interest on the Obligations by the Loan Parties shall, to the extent and in the manner set forth in this Article X be subordinated and junior in right of payment to the prior payment in full in cash of all Senior Indebtedness and that the subordination is for the benefit of and enforceable by the Senior Lenders or their Representative.

          SECTION 10.02. No Payment on Obligations in Certain Circumstances; Payment Held in Trust.

          (a) No Payments in Certain Circumstances. No direct or indirect payment (excluding any payment or distribution of Permitted Junior Debt) by or on behalf of the Loan Parties of principal of or interest on the Loans, whether pursuant to the terms of the Obligations, upon acceleration, or otherwise, shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations under the Senior Credit Agreement, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the Senior Lenders. In addition, during the continuance of any non-payment event of default with respect to Senior Indebtedness pursuant to which the maturity thereof may be immediately accelerated, and upon receipt by Administrative Agent of written notice (a “Payment Blockage Notice”) from the Senior Lenders, then, unless and until such event of default has been cured or waived or has ceased to exist or the obligations under the Senior Credit Agreement have been discharged or repaid in full in cash or the benefits of these provisions have been waived by Senior Lenders, no direct or indirect payment (excluding any payment or distribution of Permitted Junior Debt) shall be made by or on behalf of the Loan Parties of principal of or interest on the Obligations to such Lenders, during a period (a “Payment Blockage Period”) commencing on the date of receipt of such notice by Administrative Agent and ending 179 days thereafter.

          Notwithstanding anything herein to the contrary, (x) in no event shall a Payment Blockage Period extend beyond 179 days from the date the Payment Blockage Notice in respect thereof was given, (y) there shall be a period of at least 181 consecutive days in each 360-day period when no Payment Blockage Period is in effect and (z) not more than one Payment Blockage Period may be commenced with respect to the Obligations during any period of 360 consecutive days. No event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Senior Indebtedness initiating such Payment Blockage Period (to the extent the Senior Lenders, or their Representative, giving notice commencing such Payment Blockage Period had knowledge of such existing or continuing event of default) may be, or be made, the basis for the commencement of any other Payment Blockage Period by the Senior Lenders or their Representative, whether or not within a period of 360 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days.

          (b) Payments Held in Trust. In the event that, notwithstanding the foregoing, any payment shall be received by the Administrative Agent or any Lender when such payment is prohibited by Section 10.02(a), such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the Senior Lenders or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, but only to the extent that, upon notice from Administrative Agent to the Senior Lenders that such prohibited payment has been made, the holders of the Senior Indebtedness (or their representative or representatives or a trustee) notify Administrative Agent in writing of the amounts then due and owing on the Senior Indebtedness, if any, and only the amounts specified in such notice to Administrative Agent shall be paid to the Senior Lenders.

          SECTION 10.03. Payment Over of Proceeds upon Dissolution, Etc.

          (a) Payment Over. Upon any payment or distribution of assets or securities of the Loan Parties of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Debt), upon any dissolution or winding-up or liquidation or reorganization of the Loan Parties, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Senior Indebtedness shall first be paid in full in cash before the Lenders or the Administrative Agent on behalf of such Lenders shall be entitled to receive any payment by the Loan Parties of the principal of or interest on the Obligations, or any payment by the Loan Parties to acquire any of the Obligations for cash, property or securities, or any distribution with respect to the Obligations of any cash, property or securities (excluding any payment or distribution of Permitted Junior Debt). Before any payment may be made by, or on behalf of, the Loan Parties of the principal of or interest on the Obligations upon any such dissolution or winding-up or liquidation or reorganization, any payment or distribution of assets or securities of the Loan Parties of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Debt), to which the Lenders or Administrative Agent on their behalf would be entitled, but for the subordination provisions of this Agreement, shall be made by the Loan Parties or by any receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, directly to the Senior Lenders (pro rata to each such Senior Lenders on the basis of the respective amounts of Senior Indebtedness held by such Senior Lender) or their Representative, to the extent necessary to pay all such Senior Indebtedness in full in cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

          (b) Payments Held in Trust. In the event that, notwithstanding the foregoing provision prohibiting such payment or distribution, any payment or distribution of assets or securities of Borrower of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Debt), shall be received by Administrative Agent or any Lender at a time when such payment or distribution is prohibited by Section 10.03(a) and before all obligations in respect of Senior Indebtedness are paid in full in cash, or payment provided for, such payment or distribution shall be received and held in trust for the benefit of, and shall be paid over or delivered to, the Senior Lenders (pro rata to each such Senior Lender on the basis of the respective amounts of Senior Indebtedness held by such Senior Lender) or their Representative, for application to the payment of Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full in cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

          The consolidation of the Loan Parties with, or the merger of the Loan Parties with or into, another corporation or the liquidation or dissolution of the Loan Parties following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided in Section 6.03 shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 10.03(b) if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Section 6.03.

          SECTION 10.04. Subrogation. Upon the payment in full in cash of all Senior Indebtedness, or provision for payment, the Lenders shall be subrogated to the rights of the Senior Lenders to receive payments or distributions of cash, property or securities of the Loan Parties made on such Senior Indebtedness until the principal of and interest on the Obligations shall be paid in full in cash; and, for the purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Lenders or Administrative Agent on their behalf would be entitled except for the provisions of this Article X, and no payment over pursuant to the provisions of this Article X to the Senior Lenders by Lenders or Administrative Agent on their behalf shall, as between the Loan Parties, its creditors other than the Senior Lenders, and the Lenders, be deemed to be a payment by the Loan Parties to or on account of the Senior Indebtedness. It is understood that the provisions of this Article X are and are intended solely for the purpose of defining the relative rights of the Lenders, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

          (a) If any payment or distribution to which the Lenders would otherwise have been entitled but for the provisions of this Article X shall have been applied, pursuant to the provisions of this Article X, to the payment of all amounts payable under Senior Indebtedness, then and in such case, the Lenders shall be entitled to receive from the holders of such Senior Indebtedness any payments or distributions received by such Senior Lenders in excess of the amount required to make payment in full, or provision for payment, of such Senior Indebtedness.

          SECTION 10.05. Obligations of the Loan Parties Unconditional. Nothing contained in this Article X or elsewhere in this Agreement is intended to or shall impair, as among the Loan Parties and the Lenders, the obligation of the Loan Parties, which is absolute and unconditional, to pay to the Lenders the principal of and interest on the Obligations as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Lenders and creditors of the Loan Parties other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the Lenders or Administrative Agent on their behalf from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Article X of the holders of the Senior Indebtedness in respect of cash, property or securities of the Loan Parties received upon the exercise of any such remedy.

          Without limiting the generality of the foregoing, nothing contained in this Article X shall restrict the right of Administrative Agent or the Lenders to take any action to declare the Obligations to be due and payable prior to their Maturity Date pursuant to Section 7.01 or to pursue any rights or remedies hereunder; provided, however, that all Senior Indebtedness then due and payable shall first be paid in full before the Lenders or Administrative Agent is entitled to receive any direct or indirect payment from the Loan Parties of principal of or interest on the Obligations.

          SECTION 10.06. Notice to Administrative Agent. The Loan Parties shall give prompt written notice to Administrative Agent of any fact known to the Loan Parties which would prohibit the making of any payment to or by Administrative Agent in respect of the Obligations pursuant to the provisions of this Article X. Administrative Agent shall not be charged with knowledge of the existence of any event of default with respect to any Senior Indebtedness or of any other facts which would prohibit the making of any payment to or by Administrative Agent unless and until Administrative Agent shall have received notice in writing to that effect signed by an Officer of the Loan Parties, or by a Senior Lender or their Representative; and prior to the receipt of any such written notice, Administrative Agent shall be entitled to assume that no such facts exist; provided, however, that if Administrative Agent shall not have received the notice provided for in this Section 10.06 at least two Business Days prior to the date upon which by the terms of this Agreement any moneys shall become payable for any purpose (including, without limitation, the payment of the principal of or interest on any Obligations), then, regardless of any-

thing herein to the contrary, Administrative Agent shall have full power and authority to receive any moneys from the Loan Parties and to apply the same to the purpose for which they were received, and shall not be affected by any notice to the contrary which may be received by it on or after such prior date. Nothing contained in this Section 10.06 shall limit the right of the Senior Lenders to recover payments as contemplated by Section 10.03. Administrative Agent shall be entitled to rely on the delivery to it of a written notice by a Person representing himself or itself to be a holder of any Senior Indebtedness (or a trustee on behalf of, or other representative of, such holder) to establish that such notice has been given by a holder of such Senior Indebtedness or a trustee or representative on behalf of any such holder.

          In the event that Administrative Agent determines in good faith that any evidence is required with respect to the right of any Person as a Senior Lender to participate in any payment or distribution pursuant to this Article X, Administrative Agent may request such Person to furnish evidence to the reasonable satisfaction of Administrative Agent as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article X, and if such evidence is not furnished, Administrative Agent may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

          SECTION 10.07. Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets or securities referred to in this Article X, Administrative Agent and the Lenders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, delivered to Administrative Agent or to the Lenders for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Loan Parties, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article X.

          SECTION 10.08. Administrative Agent’s Relation to Senior Indebtedness. The Administrative Agent and the Lenders shall be entitled to all the rights set forth in this Article X with respect to any Senior Indebtedness which may at any time be held by it in its individual or any other capacity to the same extent as any other Senior Lender, and nothing in this Agreement shall deprive Administrative Agent or any Lender of any of its rights as a Senior Lender.

          With respect to the Senior Lenders, the Administrative Agent and the Lenders undertake to perform or to observe only such of their respective covenants and obligations as are specifically set forth in this Article X, and no implied covenants or obligations with respect to the Senior Lenders shall be read into this Agreement against the Administrative Agent or the Lenders. The Administrative Agent and the Lenders, as applicable, shall not be deemed to owe any fiduciary duty to the Senior Lenders (except to the extent provided in Section 10.03(b)). The Administrative Agent and the Lenders, as applicable, shall not be liable to any such holders if the Administrative Agent or any Lender, as applicable, shall in good faith mistakenly pay over or distribute to the Lenders or to the Loan Parties or to any other person cash, property or securities to which any Senior Lenders shall be entitled by virtue of this Article X or otherwise.

          SECTION 10.09. Subordination Rights Not Impaired by Acts or Omissions of the Loan Parties or Senior Lenders. No right of any present or future holders of any Senior Indebtedness to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Loan Parties or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Loan Parties with the terms of this Agreement, regardless of any knowledge thereof which any such holder may have or otherwise be charged with. The provisions of this Article X are intended to be for the benefit of, and shall be enforceable directly by, the Senior Lenders.

          SECTION 10.10. Lenders Authorize Administrative Agent To Effectuate Subordination of Obligations. Each Lender by his acceptance of Obligations authorizes and expressly directs Administrative Agent on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article X, and appoints Administrative Agent his attorney-in-fact for such purposes, including, in the event of any dissolution, winding-up, liquidation or reorganization of the Loan Parties (whether in bankruptcy, insolvency, receivership, reorganization or similar proceedings or upon an assignment for the benefit of creditors or otherwise) tending towards liquidation of the business and assets of the Loan Parties, the filing of a claim for the unpaid balance of its Obligations in the form required in those proceedings.

          SECTION 10.11. This Section Not To Prevent Events of Default. The failure to make a payment on account of principal of or interest on the Obligations by reason of any provision of this Article X shall not be construed as preventing the occurrence of an Event of Default specified in Section 7.01.

          SECTION 10.12. Administrative Agent’s Compensation Not Prejudiced. Nothing in this Article X shall apply to amounts due to Administrative Agent pursuant to Section 2.10 or Section 9.05 of this Agreement.

          SECTION 10.13. No Waiver of Subordination Provisions. Without in any way limiting the generality of Section 10.09, the Senior Lenders may, at any time and from time to time, without the consent of or notice to Administrative Agent or the Lenders, without incurring responsibility to the Lenders and without impairing or releasing the subordination provided in this Article X or the obligations hereunder of the Lenders to the Senior Lenders, do any one or more of the following: (a) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding or secured; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (c) release any Person liable in any manner for the collection of Senior Indebtedness; and (d) exercise or refrain from exercising any rights against the Loan Parties and any other Person.

          SECTION 10.14. Administrative Agent Successors. In case at any time any successor Administrative Agent other than the Administrative Agent shall have been appointed by Borrower pursuant to Article VIII and be then acting hereunder, the term “Administrative Agent” as used in this Article X shall in such case (unless the context otherwise requires) be construed as extending to and including such Administrative Agent within its meaning as fully for all intents and purposes as if such Administrative Agent were named in this Section 10.14 in addition to or in place of the Administrative Agent; provided, however, that Section 10.14 shall not apply to Borrower or any Affiliate of Borrower if it or such Affiliate acts as Administrative Agent.

[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LIFEPOINT HOSPITALS, INC., as Borrower
By:
Name:
Title:

CITICORP NORTH AMERICA, INC., as Administrative Agent and Lender
By:
Name:
Title:

CITIGROUP GLOBAL MARKETS INC., as Sole Lead Arranger and Sole Bookrunner
By:
Name:
Title:

[LifePoint Hospitals, Inc. Credit Agreement]